Exhibit 10.18
CROSS ROADS, VANCOUVER, B.C.
OFFICE LEASE

BETWEEN:	BROADWAY EQUITIES INC. AND
PCI CROSS ROADS DEVELOPMENTS INC.

(TOGETHER THE “LANDLORD”)

AND:	LULULEMON ATHLETICA INC.

(THE “TENANT”)

OFFICE LEASE
This Lease made as of the 14th day of July, 2006,
BETWEEN:
     BROADWAY EQUITIES INC. AND PCI CROSS ROADS DEVELOPMENTS INC.
     (together the “Landlord”)
AND:
     LULULEMON ATHLETICA INC.
     (the “Tenant”)
IN CONSIDERATION of the mutual covenants hereinafter contained, the Landlord and the Tenant hereby agree as follows:
ARTICLE 1
BASIC TERMS, SPECIAL PROVISIONS, DEFINITIONS AND
SCHEDULES
1.1. Basic Provisions
The following is a summary of some of the salient terms of this Lease. For details of the terms and meanings of the terms referred to below, reference should be had to the balance of the Lease. This Section 1.1 is for convenience and if a conflict occurs between the provisions of this Section 1.1 and any other provision of this Lease, the other provisions of this Lease shall govern.

(a) Premises:	Suite 600, 507 West Broadway, Vancouver, British Columbia

(b) Rentable Area of Premises:	Approximately ±80,000 square feet of Rentable Area on the top five (5) floors of the Office Component as shown outlined in heavy black on the floor plan attached as Schedule “A” and a license for 1,000 square feet of storage area (the “Storage Area”) on P1 or P2 level of the Parking Facility of the Office Component in a location to be mutually agreed to by the parties.

(c) Commencement Date:	The later of January 1, 2009 and the date immediately following the expiry of the Fixturing Period.

(d) Term:	Ten (10) years commencing on the Commencement Date.

(e) Base Rent and License Fee:
          (i) Base Rent for Office Area:

Lease Year	Per Square Foot	Per Annum	Per Month

Years 1 —5	$27.50	$2,200,000.00	$183,333.33
Years 6— 10	$29.50	$2,360,000.00	$196,666.67
          (ii) License Fee for Storage Area:

	Gross Fee	Gross Fee	Gross Fee
Lease Year	Per Square Foot	Per Annum	Per Month

Years 1 —5	$15.00	$15,000.00	$1,250.00
Years 6— 10	$17.50	$17,500.00	$1,458.33

(f) Permitted Use:	Use as office space and such other lawful uses as allowable under the applicable zoning bylaws for the Premises, provided that the Premises shall not be used for the purpose of any bank, treasury branch, trust, investment dealer, insurance or stock broker, acceptance or loan corporation or any organization engaged in the business of accepting money on deposit or lending money or any similar business which would in the view of the Royal Bank of Canada (the “Bank”) be competitive with the business to be carried on in the premises occupied by the Bank, or for the installation or operation of any electronic or mechanical equipment, devices or machines by which any banking transaction, operation or function may be available to the public, except such as may be installed or operated by the Bank.

(g) Deposit:	An initial deposit of $50,000.00 including GST already paid, plus an additional deposit of $294,500.00 plus GST, payable by the Tenant on or before the day immediately preceding the first day of the Fixturing Period, both deposits to be applied towards the first monthly installments of Base Rent payable by the Tenant hereunder until applied in full.

(h) Occupancy Costs:	The Occupancy Costs for the Fiscal Year 2008 are estimated to be $17.75 per square foot of Rentable Area of the Premises per annum and are subject to change in each subsequent Fiscal Year in accordance with Section 4.9.

(i) Renewal Term:	Two (2) renewal terms of five (5) years each.

(j) Parking:	A minimum of one hundred and five (105) parking stalls, based on a ratio of one (1) parking stall per seven hundred eighty (780) square feet of Rentable Area of the Premises, to be located in the Parking Facility of the Office Component, as more particularly described in Section 12 of Schedule “H”. The parking charges per stall shall be as follows:

(i) for Lease Years 1 — 3 of the Term, at a rate of $140.00 per month (the “Base Parking Rate”), being $1,680.00 per annum; and

(ii) thereafter, at a rate equal to the Base Parking Rate multiplied by a fraction which has as its numerator the Consumer Price Index (for the City of Vancouver as published by Statistics Canada) (the “CPI”) for the first month of the then current Lease Year and as its denominator the CPI for the first month of the first Lease Year of the Term.

(k) Addresses for Service:

(i) to the Tenant:

Address:	2285 Clark Drive
Vancouver, B.C.
V5N 3G9
Attention: Christopher Ng
Facsimile No.:	604-874-6124

(ii) to the Landlord:

Address:	1700— 1030 West Georgia Street Vancouver, B.C. V6E 2Y3 Attention: Dan Turner
Facsimile No.:	604-688-2328

(l) Special Provisions:	See Schedule “H”

(m) Indemnifier:	Not Applicable
1.2.	Definitions

In this Lease:
(a)	“Additional Rent” means all monies payable under this Lease, whether or not designated as Additional Rent, to be paid by the Tenant to the Landlord, save and except Base Rent;

(b)	“Architect” means such firm of professional architects, engineers, surveyors, space planners and interior designers as the Landlord may select from time to time engaged for preparation of construction drawings for the Development or for general supervision of architectural and engineering aspects and operations thereof or for the measurement of the Development of part or parts thereof and includes any consultant(s) from time to time appointed by the Landlord or Architect whenever such consultant(s) is acting within the scope of his appointment and specialty;

(c)	“Article” means an article of this Lease and “Section” means a section of this Lease;

(d)	“Base Building Construction Costs” means all costs to construct the Office Component including the Parking Area in accordance with the Plans and Specifications;

(e)	“Base Building Works” means the construction of the Office Component (excluding the Initial Leasehold Improvements) in accordance with the Plans and Specifications and shall include the work described in Schedule “G” attached hereto as Landlord’ s Work;

(f)	“Base Rent” means the amount payable by the Tenant to the Landlord as set forth in Section 1.1(e) in respect of each year of the Term or any portion thereof in accordance with Sections 4.1 and 4.5;

(g)	“Capital Tax” means an amount allocated by the Landlord, acting reasonably, to the Office Component in respect of taxes, rates, duties and assessments presently or hereafter levied, rated, charged or assessed from time to time upon the Landlord and payable by the Landlord (or any corporation acting on behalf of the Landlord) on account of the capital that the Landlord has invested in the Office Component. Capital Tax shall be allocated:
(i)	as if the amount of such tax were that amount due if the Office Component were the only property of the Landlord; and

(ii)	on the basis of the Landlord’s reasonable determination of the amount of capital attributable to the Office Component.
Capital Tax also means the amount of any capital or place of business tax levied by any government or other applicable taxing authority against the Landlord with respect to the Office Component whether known as Capital Tax or by any other name.
(h)	“Commencement Date” means the date set forth in Section 1.1(c);

(i)	“Common Areas” means at any time those portions of the Office Component which are not leased to or occupied or designated or intended by the Landlord to be leased to or occupied by tenants of the Office Component arid are provided or designated by the Landlord from time to time to be used in common in such manner as the Landlord may, acting reasonably, permit, by the Landlord, the Tenant, and other tenants (or by sublessees, agents, employees, customers or licensees) of the Office Component, whether or not the same are open to the general public, and shall include any areas used by the Landlord for the maintenance of the Office Component and any building services and facilities, fixtures, chattels, systems, decor, signs, facilities, or landscaping contained therein or maintained or used in connection therewith, roofs, driveways, parking areas, common loading, receiving and service areas, transportation systems, truck ways, platforms, ramps, garden and landscaped areas, common entrances and corridors, all open and enclosed malls, courts, skywalks, galleries and arcades, stairways, passageways, sidewalks, exterior pedestrian walks, public seating and service areas, service and fire corridors, utility, equipment and service rooms including, without limitation, electrical, telephone, meter, valve, mechanical, mail, storage, transformer and janitor rooms, music, fire prevention and fire detection, alarm, security and communication systems and equipment, and all other common, public or tenant conveniences or appurtenances thereto located in the Office Component and not leased or occupied or designated or intended by the Landlord to be leased or occupied by tenants of the Office Component, general signs including pylon, entrance, exit, directional and traffic control signs, lighting systems and equipment, columns, pipes, electrical, plumbing, drainage, sprinkler, mechanical and all other installations, systems, equipment or services located in which serve, or are related to the Office Component not installed for the exclusive use of any individual tenant, and shall be deemed to include any public facility in respect of which the Landlord is from time to time subject to obligations in its capacity as owner or tenant of the Lands and/or Office Component. All expenses incurred by the Landlord in maintenance and operation of Common Areas shall be included in the definition of “Operating Expenses” set forth in, and subject to the terms of, Schedule “C”;

(j)	“Common Patio” has the meaning given in Section 12 of Schedule “H”;

(k)	“Deposit” means the amount set forth in Section 1.1(g), to be dealt with by the Landlord in accordance with Section 4.10;

(l)	“Development” means a multi-use development to be constructed on the Development Lands, consisting of the Residential Component, the Retail Component, the Office Component, the Parking Facility and the Shared Development Facilities;

(m)	“Development Lands” means the lands described in Schedule “B” attached hereto;

(n)	“Environmental Claim” means all claims, losses, costs, expenses, fines, penalties, payments and/or damages (including, without limitation, all solicitors’ fees on a solicitor and client basis) relating to, arising out of, resulting from or in any way connected with the presence of any Hazardous Substance at the Premises or the said Lands or Office Component, including, without limitation, all costs and expenses of any investigation, remediation, restoration or monitoring of the Premises, the Lands or the Office Component and/or any property adjoining or in the vicinity of the said Lands or the Office Component required or mandated by Environmental Law;

(o)	“Environmental Law” means any law, bylaw, order, ordinance, ruling, regulation, certificate, approval, policy, guideline, consent or directive of any applicable federal, provincial or municipal government, governmental department, agency or regulatory authority or any Court of competent jurisdiction, as well as any common law obligations or requirements, relating to environmental or health and safety matters and/or regulating the generation, import, storage, distribution, labeling, sale, use, handling, transport or disposal of any Hazardous Substance which may be in force from time to time;

(p)	“Exclusive Patio” has the meaning given in Section 12 of Schedule “H.”

(q)	“Fiscal Year” means a twelve (12) month period (all or part of which falls within the Term) from time to time determined by the Landlord, at the end of which the Landlord’s books in respect of the Office Component are balanced for auditing or taxation purposes;

(r)	“Fixturing Period” has the meaning given in Section 2 of Schedule “H”;

(s)	“Force Majeure” means any Acts of God, strikes, lockouts, or other industrial relations disturbances, act of the Queen’s enemies, sabotage, war, blockades, insurrections, riots, epidemics, lightning, earthquakes, floods, storms, fires, washouts, nuclear and radiation activity or fallout, arrests and restraints of’ rules and people, civil disturbances, explosions, breakage of or accident to machinery or stoppage thereof for emergency maintenance or repairs, inability to obtain labor, materials or equipment, any government restriction or legislative, administrative or judicial action which has been resisted in good faith by all reasonable legal means, inability to obtain approvals from any municipality, government authority or public or private regulated utility, any act, omission or event, whether of the kind herein enumerated or otherwise not within the control of the affected party, and which, by the exercise of due diligence such party could not have prevented, but inadequacy of insurance proceeds, financial inability or the lack of suitable financing on the part of such party shall be deemed not to constitute Force Majeure;
(t)	“Hazardous Substance” means:
(i)	any materials or substances declared or deemed to be hazardous, deleterious, caustic, dangerous, a dangerous good, toxic, a contaminant, a waste, a source of contaminant, a pollutant or toxic under any Environmental Law;

(ii)	any solid, liquid, gas or odor or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that:
(A)	endangers the health, safety or welfare of persons or the health of animal life;

(B)	interferes with normal enjoyment of life or property; or

(C)	causes damage to plant life or to property; arid
(iii)	any substance which is hazardous to the environment, including persons or property and includes, without limiting the generality of the foregoing, the following:
(A)	radioactive materials;

(B)	explosives;

(C)	any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it is detrimental to its use by man or by any animal, fish or plant;
(u)	“Indemnifier” means the Person named as such in the Basic Terms and who has executed or agreed to execute the Indemnity Agreement in the Landlord’s standard form, or who otherwise guarantees the Tenant’s obligations under this Lease, if applicable;

(v)	“Initial Leasehold Improvements” means the leasehold improvements that the Landlord and the Tenant have agreed that the Landlord will carry out in respect of the Premises pursuant to the Working Drawings and excludes, for greater certainty, any of the Tenant’s Work;

(w)	“Landlord’s Covenants” means all of the terms, covenants and conditions of this Lease on the part of the Landlord to be observed and performed;

(x)	“Landlord’s Employees” means the Landlord’s directors, officers, employees, servants, agents and those for whom the Landlord is responsible at law;

(y)	“Landlord’s Work” means the construction of the Base Building Works and the Initial Leasehold Improvements in accordance with the Plans and Specifications and the Working Drawings, respectively;

(z)	“Lands” means the lands described in Schedule “B” attached hereto and the improvements, equipment and facilities erected thereon or situate therein from time to time, including, without limitation, the Office Component, the Retail Component, the Parking Facility and the Shared Development Facilities;

(aa)	“Lease” means this Lease, any schedules and riders attached hereto, and every properly executed instrument which by its terms amends, modifies or supplements this Lease;

(bb)	“Lease Year” means successive twelve (12) month periods with the first Lease Year commencing on the Commencement Date and succeeding Lease Years commencing on each anniversary of such date;

(cc)	“Leasehold Improvements” means all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant, or any previous occupant of the Premises, in the Premises and by or on behalf of other tenants in other premises in the Office Component (including the Landlord if an occupant of the Office Component), including all partitions and hardware however affixed, and whether or not movable, all mechanical, electrical and utility installations and all carpeting and drapes, with the exception only of furniture and equipment not of the nature of a fixture;

(dd)	“License Fee” means the license fee payable by the Tenant in respect of the Storage Area as set forth in Section 1.1(e) in respect of each year of the Term or any portion thereof;

(ee)	“Normal Business Hours” has the meaning given in Section A.1 in the Rules and Regulations in Schedule “D” attached hereto;

(ff)	“Occupancy Costs” has the meaning given in Schedule “C” attached hereto and is payable by the Tenant to the Landlord under Section 4.3;

(gg)	“Office Component” means that portion of the Lands and the Development intended for use as office premises including all improvements therein, thereto, thereon or thereunder and every enlargement thereof and every addition thereto even though separated therefrom and includes, without limiting the generality of the foregoing:
(i)	the Common Areas;

(ii)	all buildings, structures, improvements, heating, ventilating, air conditioning, mechanical, sprinkler, electrical and other equipment, machinery, fixtures and systems; and

(iii)	water, gas, sewage, telephone and other communication facilities and systems and electrical power systems and. utilities systems. equipment, machinery and fixtures, comprised therein, belonging thereto, connected therewith or used in the operation thereof, and now or hereafter constructed, erected, and installed therein and thereon by the Landlord;
(hh)	“Operating Expenses” shall mean all costs, which shall be incurred by the Landlord for the complete maintenance, repair, replacement, operating and administration of the Office Component and the Lands, such as are in keeping with maintaining the standard of a similar office tower, as more particularly described in Schedule “C”;

(ii)	“Parking Facility” means those parts of the Lands which are allocated for the parking of motor vehicles for customers and clients of the Tenant, other tenants and members of the public, and all means of access and egress thereto and therefrom;

(jj)	“Permitted Use” means the use described in Section 1.1(f);

(kk)	“Plans and Specifications” means the preliminary and approximate plans and specifications, which are approximate, for the Base Building Works (excluding the Initial Leasehold Improvements) described in Schedule “G” attached hereto, the Renderings as more particularly described in Schedule “J’ and the floor plans attached as Schedule “A” hereto, all as supplemented or amended from time to time in accordance with this Lease;

(ll)	“Premises” means those premises identified in Section 1.1(a) and shown outlined in heavy black on the plan attached hereto as Schedule “A” and includes, without limitation, the Storage Area;

(mm)	“Project Schedule” means the construction schedule for the Office Component approved by the Landlord from time to time after consulting with the Tenant’s Consultant;

(nn)	“Proportionate Share” means a fraction which has as its numerator the Rentable Area of the Premises (excluding the Storage Area) and which has as its denominator the Rentable Area of the Office Component;

(oo)	“Real Estate Taxes” means:
(i)	any form of assessment (including any “special” assessment), property tax, license fee, license tax, business license fee, business license tax,

machinery tax, business improvements association assessment, including those for parking facilities, local improvement assessment, commercial rental tax, levy, charge, penalty or tax, imposed by any authority having the direct power to tax, including any city, county, provincial or federal government, or any, school, agricultural, lighting, water drainage or other improvement or special district thereof, against the Premises or the Office Component or the Lands and the improvements therein or thereon or any legal or equitable interest of the Landlord in any of the foregoing;
(ii)	any assessment, tax, fee, levy or charge in substitution, partially or totally, of or in addition to any assessment, tax, fee, levy or charge previously included within the definition of Real Estate Taxes which may be imposed by governmental agencies;

(iii)	all business taxes and other taxes, if any, from time to time payable by the Landlord with respect to the Common Areas;

(iv)	Capital Tax as it relates to or is attributable by the Landlord to the Office Component; and

(v)	all costs incurred by the Landlord contesting or appealing the Real Estate Taxes (including, without limitation, legal, appraisal and other professional fees and costs and administration and overhead costs).
Real Estate Taxes shall not include the Landlord’s income, franchise, inheritance or estate taxes.
(pp)	“Reciprocal Easement and Support Agreement” means any easement or other agreement to which the Landlord is party which provide, inter alia, for the provision, maintenance, management, operation and use of any Shared Development Facilities, and the allocation of costs with respect to same among the Retail Component, the Office Component and the Residential Component;

(qq)	“Rendering(s)” means those certain drawings dated August 2005 prepared by Busby Perkins and Will, copies of which are attached hereto as Schedule “J”;

(rr)	“Rent” means the aggregate of all amounts payable by the Tenant to the Landlord under this Lease and includes, without limitation, the License Fee payable by the Tenant hereunder;

(ss)	“Rentable Area” of the Premises, the Office Component or any portion thereof means the area of the Premises, the Office Component or any portion thereof, as applicable, measured in accordance with the ANSI BOMA 265.1 — 1996 standard method of floor measurement for office buildings;

(tt)	“Residential Component” means that parcel of land to be subdivided from the Development Lands which will contain the residential units that form part of the Development;

(uu)	“Retail Component” means that part of the Development which contains retail premises;

(vv)	“Rules and Regulations” or “rules and regulations” means, as and where applicable, the rule and regulations attached as Schedule “D”.

(ww)	“Shared Development Facilities” means any improvement, easement, facility or amenity which forms part of the Development or which is appurtenant thereto, and is used or may be used by the Office Component tenants, and either or both of the tenants or occupants of the Retail Component or the Residential Component in accordance with the terms of any Reciprocal Easement and Support Agreement, including but not limited to, the landscaped area or the podium level of the Development and easements for ingress to and egress from the Office Component;

(xx)	“Storage Area” means the storage area as set out in Section 1.1(b);

(yy)	“Substantial Performance” or “Substantially Performed” means the later of the date the Landlord’s Architect has delivered a certificate to the Landlord and the Tenant certifying the entire Development (including the Residential Component) has been substantially completed and the date the Landlord delivers to the Tenant an occupancy permit from the City of Vancouver lawfully permitting the Tenant to occupy and use the Premises;

(zz)	“Taxing Authority” means any duly constituted governmental authority, whether federal, provincial, municipal, or otherwise legally empowered to impose taxes, rates, assessments, or charges, or other charges in lieu thereof, on, upon or in respect of the Landlord, the Lands, the Retail Component, the Residential Component or the Office Component;

(aaa)	“Tenant’s Consultant” means the representative appointed by the Tenant by notice in writing to the Landlord (or a replacement consultant appointed by the Tenant, providing no less than ten (10) business days’ written notice to the Landlord), who shall be the Tenant’s representative with respect to the construction of the Base Building Works and the Initial Leasehold Improvements;

(bbb)	“Tenant’s Covenants” means all of the terms, covenants and conditions of this Lease on the part of the Tenant to be observed and performed;

(ccc)	“Tenant’s Employees” means the Tenant’s directors, officers, employees, servants, agents and those for whom the Tenant is responsible at law;

(ddd)	“Tenant’s Work” means the work, if any, to be performed by the Tenant as described in Section 14 of Schedule “G” as Tenant’s Work;

(eee)	“Term” means the period of time set out in Section 1.1(d) and Section 3.1;

(fff)	“Transfer” has the meaning given in Section 12.1;

(ggg)	“Utilities” means electricity, oil, gas, power, telephone, water, and all other utilities; and

(hhh)	“Working Drawings” means the detailed and completed plans and specifications for the Initial Leasehold Improvements including all space plan services with respect to Initial Leasehold Improvements approved by the Landlord pursuant to Section 15 of Schedule “G.”
1.3.	Schedules

The following schedules are attached to this Lease and are incorporated as part of this Lease by reference thereto:

Schedule “A”	Floor Plan
Additional Space
Schedule “A2”	Patio Area
Schedule “B”	Legal Description
Schedule “C”	Occupancy Costs — Office Component
Schedule “D”	Rules and Regulations
Schedule “E”	Loading Management Plan
Schedule “F”	Tenant Improvement Guidelines
Schedule “G”	Landlord’s Work and Tenant’s Work
Schedule “H”	Special Provisions
Schedule “I”	Landscaping
Schedule “J”	Rendering(s)
ARTICLE 2
GRANT OF LEASE
2.1.	Grant
In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord hereby demises and leases the Premises to the Tenant, and the Tenant hereby leases and accepts the Premises from the Landlord, to have and to hold during the Term and any renewals thereof, subject to the terms and conditions of this Lease.
2.2.	Quiet Enjoyment
The Landlord covenants to provide the Tenant with quiet enjoyment and possession of the Premises during the Term and any renewals thereof, subject to the terms and conditions of this Lease.
2.3.	Covenants of the Landlord and the Tenant
The Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by the Landlord under this Lease including the terms and conditions contained in the Schedules hereto. The Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by the Tenant under this Lease including the terms and conditions contained in the Schedules hereto.
2.4.	Use of Common Areas
The Tenant shall have the right (in common with others entitled thereto) to the use of the Common Areas, provided that the Landlord shall have the right to make all such changes, improvements, alterations and additions as the Landlord may, from time to time decide in respect of the Common Areas, including, without limitation, the right to change the location and layout of any parking areas, The use of all Common Areas shall be subject to the provisions of this Lease and to the reasonable rules and regulations made by the Landlord with respect thereto from time to time.
2.5.	Net Lease
The Tenant acknowledges and agrees that except as otherwise provided in this Lease, and except for exclusions to Operating Expenses and Real Estate Taxes, the Base Rent payable under this Lease is absolutely net to the Landlord and (except as otherwise provided herein) that:
(a)	the Landlord is not responsible for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Premises, or the use or occupancy thereof, or the contents thereof, or the business carried on therein;

(b)	the Tenant shall pay all costs, charges, expenses and outlays of every nature whatsoever arising from or relating to the Premises or the use or occupancy thereof, or the contents thereof, or the business carried on therein;

(c)	the Landlord shall not be called upon, nor shall the Landlord be obligated, to perform any work on or to the Premises or to correct any condition relating to or arising out of the Premises unless otherwise expressly provided for in this Lease; and

(d)	the Landlord, in its discretion (in accordance with reasonable commercial principles and practices), will allocate to the tenants of the Development any costs and Real Estate Taxes relating to any Shared Development Facilities and other costs incurred by the Landlord as a result of cost sharing among the various components of the Development, including, but not limited to, the Parking Facility, among the users of such facilities and components.
ARTICLE 3
TERM AND POSSESSION
3.1.	Term
Notwithstanding Sections 3.2 and 3.3, the Term of this Lease shall be as set forth in Section 1.1(d) unless terminated earlier as provided in this Lease.

3.2.	Early Occupancy
Provided the Tenant is not in default, if the Tenant begins to conduct business in all or any portion of the Premises before the Commencement Date, subject to Section 1 of Schedule “H”, no Rent or Occupancy Costs shall be payable until the Commencement Date. Except where clearly inappropriate, the provisions of this Lease shall otherwise be applicable during such period.
3.3.	Delayed Possession
If the Landlord is delayed in delivering possession of all or any portion of the Premises to the Tenant on or before the Commencement Date, then unless such delay is principally caused by or attributable to the Tenant, its servants, agents or independent contractors, the date on which the Premises are to be made available to the Tenant and the obligation of the Tenant to pay Rent and Occupancy Costs shall be postponed for a period equal to the duration of the delay. Subject to Section 5 of Schedule “H” attached hereto, this Lease shall not be void or voidable, nor shall the Landlord be liable to the Tenant for any loss or damage resulting from any delay in delivering possession of the Premises to the Tenant, and the deferment of the obligation of the Tenant to pay Rent and Occupancy Costs shall be accepted by the Tenant as full compensation for any such delay. If any delay in the completion of the Landlord’s Work is attributable to the Tenant, its servants, agents or independent contractors, the obligation of the Tenant to pay Rent and Occupancy Costs shall not be deferred.
3.4.	Acceptance of Premises
Taking possession of all or any portion of the Premises by the Tenant shall be conclusive evidence as against the Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession, subject only to latent defects and to deficiencies (if any) listed in writing in a notice delivered by the Tenant to the Landlord pursuant to Section 9 of Schedule “G” attached hereto.
ARTICLE 4
RENT AND OCCUPANCY COSTS
4.1.	Base Rent
Subject to Section 1 of Schedule “H” attached hereto, the Tenant shall pay to the Landlord Base Rent for the Premises as set forth in Section 1.1(e).
4.2.	Adjustment of Base Rent based on Measurement of Rentable Area
The Premises shall be measured by the Architect within sixty (60) days after the Commencement Date at the Landlord’s discretion, and the Architect’s certificate, as to the Rentable Area of the Premises, shall be conclusive. The Landlord shall deliver a copy of the Architect’s certificate to the Tenant forthwith upon receipt thereof and the Rent shall be appropriately adjusted, if necessary, retroactively to the Commencement Date.

4.3.	Occupancy Costs
The Tenant shall pay to the Landlord, at the times and in the manner provided in Section 4.5, the Occupancy Costs determined under Schedule “C” attached hereto.
4.4.	Other Charges
The Tenant shall pay to the Landlord, at the times and in the manner provided in this Lease or, if not so provided, as reasonably required by the Landlord, all amounts (other than that payable under Section 4.1 or Section 4.3) which are payable by the Tenant to the Landlord under this Lease as Rent, including, but not limited to the License Fee as set forth in Section 1.1(e) and the parking charges set forth in Section 1.1(j).
4.5.	Manner of Payment of Rent
The Tenant shall deliver to the Landlord on or before the Commencement Date an executed authorization and a voided cheque to enable the Landlord to draw or issue a debit to the Tenant’s designated bank account at the designated branch of the Tenant’s bank or financial institution. Each monthly debit shall be made on the first day of the month in an amount equal to the monthly Base Rent and Occupancy Costs payment and any ancillary agreement such as, without limitation, parking or storage agreements, as it may be adjusted from time to time in accordance with the terms of this Lease. The Tenant shall not terminate the authorization for the Landlord to draw or issue a debit to the Tenant’s bank account. Should the Tenant change banks or financial institutions or branches within the same bank or financial institution during the Term of this Lease, then the Tenant shall deliver a new executed authorization and voided cheque to enable the Landlord to draw or issue a debit to the new account of the Tenant for payment of monthly Base Rent and Occupancy Costs payment. The Tenant further covenants and agrees to pay promptly, when billed, any amounts due under the terms of this Lease that are not specifically covered by the foregoing monthly debits. In the event that any debit issued by the Landlord and any cheque issued by the Tenant shall not be honored by the Tenant’s bank or financial institution for any reason, then, in addition to any other remedies the Landlord may have, the Tenant shall pay to the Landlord, upon request $100.00 for each occurrence which amount represents the estimated costs of processing the dishonored debit or cheque and re-debiting the Tenant’s account or processing a replacement cheque.
4.6.	Payment of Rent— General
All amounts payable by the Tenant to the Landlord under this Lease shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and the Landlord shall have all rights against the Tenant for default in any such payment as in the case of arrears of Rent. Rent shall be paid to the Landlord, without deduction or set-off, except as otherwise specifically provided in this Lease, in legal tender of the jurisdiction in which the Office Component is located, at the address of the Landlord set forth in this Lease, or to such other person or at such other address as the Landlord may from time to time designate in writing. The Tenant’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease.
4.7.	No Deduction or Set-off
The Tenant shall not under any circumstances be entitled to deduct from or set off from the Rent payable hereunder any amounts that the Tenant may claim to be entitled to from the Landlord. All disputes with respect to amounts the Tenant wishes to claim from the Landlord shall be settled as a matter separate from the Tenant’s obligation to pay Rent.
4.8.	Partial Month’s Rent
If the Commencement Date is a day other than the first day of a calendar month, the installment of Rent payable on the Commencement Date shall be that proportion of Rent which the number of days from the Commencement Date to the last day of the month in which the Commencement Date falls bears to three hundred sixty-five (365). If the Term ends on a day other than the last day of a calendar month, the installment of Rent payable on the first day of the last calendar month of the Term shall be that proportion of Rent which the number of days from the first day of such last calendar month to the last day of the Term bears to three hundred sixty-five (365).
4.9.	Occupancy Costs Payments
(a)	Prior to the Commencement Date and prior to the beginning of each Fiscal Year thereafter, the Landlord shall compute and deliver to the Tenant a bona fide estimate in writing of the Occupancy Costs for the next ensuing Fiscal Year or portion thereof, if applicable. Without further notice or demand, the Tenant shall pay to the Landlord the amount of the Occupancy Costs in equal monthly installments, in advance, over the Fiscal Year or portion thereof, simultaneously with the Tenant’s payments on account of Base Rent.

(b)	The Landlord shall keep proper and sufficient records and accounts of all Occupancy Costs and shall deliver to the Tenant at the Tenant’s request, as soon as practicable following the end of each Fiscal Year, a written statement, setting out in reasonable detail the amount of Occupancy Costs for such Fiscal Year. If the total monthly installments of Occupancy Costs actually paid by the Tenant to the Landlord during the Fiscal Year is lower than the amount of the Occupancy Costs payable for the Fiscal Year under Schedule “C”, the Tenant shall pay to the Landlord the difference within thirty (30) days after the date on which such statement is received by the Tenant, without interest, and if the total monthly installments of Occupancy Costs actually paid by the Tenant to the Landlord during the Fiscal Year is greater than the amount of Occupancy Costs payable for the Fiscal Year under Schedule “C”, the Landlord shall credit the difference, against the Tenant’s rental account for the current Fiscal Year and the monthly installments payable in respect of same shall be reduced accordingly.

(c)	Neither party may claim a re-adjustment in respect of Occupancy Costs for a Fiscal Year if based upon any error of computation or allocation except by notice delivered to the other party within six (6) months after the date of delivery of the statement. In no event shall any examination or other dispute permit the Tenant to delay payment of Occupancy Costs as required by this Article.
(d)	The Tenant shall have the right, at its sole cost and expense, to audit Landlord’s Real Estate Taxes and Operating Expenses statements once per calendar year upon giving the Landlord written notice of its desire to so inspect the Landlord’s statements.
4.10.	Deposit
(a)	The Landlord acknowledges receipt from the Tenant of the initial amount of the Deposit as set forth in Section 1.1(g) as partial consideration for this Lease. The Tenant covenants and agrees to pay the additional amount of the Deposit as set forth in Section 1.1(g) on or before the day immediately preceding the first day of the Fixturing Period. The entire amount of the Deposit shall be held and applied by the Landlord without liability for interest in accordance with Section 1.1(g).

(b)	The Landlord may deliver the Deposit to any purchaser of the Landlord’s interest in the Office Component, and provided the Deposit is applied to Base Rent in accordance with this Lease, the Landlord shall thereby be discharged of any further liability with respect to such Deposit. The Landlord may commingle the Deposit with its own funds and shall not hold the Deposit as a trustee.
4.11.	No Deemed Satisfaction
No payment by the Tenant or receipt by the Landlord of a lesser amount than any installment of payment of the Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or payment of Rent shall be deemed an accord and satisfaction. The Landlord may accept such check or payment without prejudice to the Landlord’s right to recover the balance of such installment or payment of Rent, or pursue any other remedies available to the Landlord.
4.12.	Confidential Information
(a)	The Tenant shall, upon request, provide the Landlord with such information as to the Tenant’s financial standing and corporate organization as the Landlord reasonably requires, save and except to the extent contrary to law or not permitted at law. Failure of the Tenant to comply with the Landlord’s request herein shall constitute a default to which Article 20 applies.

(b)	The Landlord shall keep any statement or other information acquired hereunder strictly confidential and shall not use or permit the same to be used for any purpose except on a confidential basis:
(i)	for the purpose of obtaining and securing, from time to time as may be required by the Landlord, mortgage or other financing of the Office Component or part thereof;

(ii)	for the purpose of full disclosure of the affairs and operations of the Office Component to a prospective purchaser; and

(iii)	for other bona fide matters relating directly or indirectly to the tenancy hereby created.
ARTICLE 5
TAXES
5.1.	Landlord’s Taxes
The Landlord shall pay Real Estate Taxes before delinquency (subject to participation by the Tenant by payment of Occupancy Costs under Section 4.3) (except for the Tenant’s taxes under Sections 5.2 and 5.3), which are imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable by the Landlord in respect of the Term upon or on account of the Lands or the Office Component.
5.2.	Tenant’s Taxes
The Tenant shall pay or remit before delinquency every tax, assessment, license or privilege fee, excise, gross receipts or sales tax and other charge, however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Term upon or on account of:
(a)	operations at, occupancy of, or conduct of business from the Premises by or with the permission of the Tenant; and

(b)	fixtures or personal property in the Premises which do not belong to the Landlord, including without limitation, taxes on equipment and machinery of the Tenant, to the extent that they are not included in Real Estate Taxes.
5.3.	Real Estate Taxes
The Tenant shall pay to the Landlord, as part of the Occupancy Costs as set forth in this Lease, in each and every year during the Term, its Proportionate Share of all Real Estate Taxes as outlined in Schedule “C”, and as allocated by the Landlord in accordance with Section 5.6.
5.4.	Goods and Services Taxes
The Tenant specifically acknowledges and agrees that as part of its Occupancy Costs payable pursuant to Section 4.3 hereof, the Tenant shall pay to the Landlord any multi-stage sales, sales, use, consumption, value-added or other similar taxes imposed by the Government of Canada, or by any provincial or local government upon the Landlord or the Tenant or in respect of this Lease, the payments made by the Tenant (whether Base

Rent, Occupancy Costs, Real Estate Taxes or otherwise) for the goods and services provided by the Landlord hereunder including, without limitation, the rental of the Premises or administrative services provided to the Tenant or to tenants generally.
5.5.	Right to Contest
The Landlord and the Tenant shall each have the right to contest in good faith the validity or amount of any tax, assessment, license fee, excise fee and other charge which it is responsible to pay under this Article 5, provided that no contest by the Tenant may involve the possibility of forfeiture, sale or disturbance of the Landlord’s interest in the Premises and that upon the final determination of any contest by the Tenant, the Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest.
5.6.	Allocation of Real Estate Taxes
The Real Estate Taxes payable by the Tenant shall be those allocated by the Landlord to the Premises in the following manner.
(a)	if a separate allocation of Real Estate Taxes is issued by the relevant Taxing Authority with respect to the Office Component and the Common Areas or any leasable area located in the Office Component then such separate assessment shall be used by the Landlord in determining the Real Estate Taxes attributable to the Premises and such allocation shall be conclusive and binding between the parties; or

(b)	if a separate allocation of Real Estate Taxes is not issued by the relevant Taxing Authority pursuant to Section 5.6(a), the Landlord may from time to time request that the Taxing Authority provide the Landlord with the working paper and notes used by the Taxing Authority for the purposes of determining the Real Estate Taxes for the Office Component and the Common Areas and the Landlord shall make a reasonable allocation of such Real Estate Taxes to the Premises using such working paper and notes as a guideline, provided however, that the Landlord shall have sole discretion to allocate the Real Estate Taxes based on another reasonable method of determination which the Landlord in its sole discretion shall choose. In making such allocation the Landlord may take into account the economic rent and the capitalization rate attributable to the Premises as determined by the Taxing Authority in such working paper and notes, which the Tenant acknowledges, with respect to the economic rent, may be greater than the Base Rent payable under this Lease, and which the Tenant further acknowledges, with respect to the capitalization rate, may be a capitalization rate that is lower than that determined by the Tenant, and may also take into account all improvements constructed in or on the Premises by the Tenant and/or the Landlord, and the allocation determined by the Landlord will be conclusive and binding between the parties; or

(c)	in the event that neither a separate allocation of the Real Estate Taxes pursuant to Section 5.6(a) or the working paper and notes from the Taxing Authority pursuant to Section 5.6(b) are available, the Landlord shall determine, acting reasonably, the portion of the Real Estate Taxes attributable to the Office Component and the Common Areas or any leasable area located in the Office Component using such reasonable method of determination which the Landlord, in its sole discretion, shall choose, and such determination shall be conclusive and binding between the parties.
5.7.	Real Estate Taxes Separate Tax Assessment
If Real Estate Taxes are assessed separately against the Premises, the following provisions shall apply:
(a)	Payment of Taxes. The Tenant shall pay to the Landlord, as Additional Rent, in each and every year during the Term, an amount equal to that portion of Real Estate Taxes separately assessed against the Premises. The Tenant agrees to provide the Landlord, within ten (10) days after receipt by the Tenant, with a copy of all separate tax bills and separate notices of assessment for the Premises and all such other information in connection therewith as the Landlord may reasonably require. If the Landlord requires the Tenant to pay Real Estate Taxes directly to the relevant taxing Authority, the Tenant shall promptly deliver to the Landlord receipts evidencing the payment of all such Real Estate Taxes and furnish such other information in connection therewith as the Landlord reasonably requires.

(b)	Taxes on Common Areas. Where the separate assessment levied or made against the Premises does not include a portion of the assessment with respect to Common Areas, the Tenant shall, in addition, and without duplication, pay its Proportionate Share of the Real Estate Taxes that have been separately assessed against the Common Areas to the extent they are not included in the Operating Expenses.
5.8.	Alternate Methods of Taxation
If, during the Term, the method of taxation is altered so that the whole or any part of the Real Estate Taxes now levied, rated, assessed or imposed on real estate and improvements are levied, assessed, rated or imposed wholly or partially as a capital levy or on the rents received or otherwise, or if any tax, assessment, levy, imposition or charge, in lieu thereof shall be imposed upon the Landlord, then all such taxes, assessments, levies, impositions and charges shall be included within the Tenant’s obligation to pay its Proportionate Share of Real Estate Taxes as set out in this Article.
5.9.	Pro-Rata Adjustment
If any taxation year during the Term of this Lease is less than twelve (12) calendar months, the Tenant’s share of Real Estate Taxes shall be subject to a per diem pro-rata adjustment.

5.10.	Appeal of Real Estate Tax Assessment
(a)	The Landlord may defer payment of Real Estate Taxes relating to the Lands, or any part thereof, or defer compliance with any statute, law, bylaw, regulation or ordinance in connection with the levying of any such Real Estate Taxes, in each case, to the fullest extent permitted by law, so long as it shall diligently prosecute any contest, appeal or assessment on which such tax is based. The Tenant shall co-operate with the Landlord in respect of any such contest, appeal or assessment and shall provide the Landlord with all relevant information, documents and consents reasonably required by the Landlord.

(b)	If the Real Estate Taxes are separately assessed for the Premises, the Tenant may, with the prior written consent of the Landlord, appeal or contest the assessment of Real Estate Taxes in respect of the Premises, in each case, to the fullest extent permitted by law, so long as it shall diligently prosecute any contest, appeal or assessment on which such tax is based. If the Tenant obtains the Landlord’s written consent, the Tenant will deliver to the Landlord whatever security for the payment of Real Estate Taxes the Landlord considers advisable and will keep the Landlord informed of its progress from time to time and upon the request of the Landlord.

(c)	If any Real Estate Taxes in respect of the Premises or any other part of the Development Lands are greater than they otherwise would have been by reason of the Tenant having appealed or contested any assessment of Real Estate Taxes in respect of the Premises pursuant to this Section 5.10:
(i)	the Tenant shall be responsible for and pay the full amount of such increase in respect of both the period to which the appeal or contest relates and to any subsequent tax periods which commence during the Term or any renewal thereof in addition to all other Real Estate Taxes otherwise payable by the Tenant;

(ii)	the Tenant shall pay any such increase attributable to the Tenant whether relating to the Premises or any other premises within the Development Lands as and when the same are due and owing as part of the Occupancy Costs as set forth in this Lease.
The Tenant further covenants and agrees to indemnify and save the Landlord harmless from and against any and all costs, expenses, losses, claims, suits, actions or other liabilities arising from or in connection with the increase in any Real Estate Taxes in respect of the Development Lands or any part thereof attributable to the Tenant’s appeal or contesting of the Real Estate Taxes pursuant to this Section 5.10.

ARTICLE 6
ADDITIONAL CHARGES
6.1.	Administration Fee
(a)	The Landlord may charge a fifteen percent (15%) administration fee:
(i)	for services performed for the exclusive benefit of the Tenant at the Tenant’s express written request and not otherwise required to be performed or provided by the Landlord under this Lease, including, without limitation, providing supervisory, inspection, security and maintenance services, reviewing plans and specifications and other services in excess of the services required to be provided by the Landlord pursuant to this Lease (and specifically excluding any such services in connection with the Landlord’s Work, the Tenant’s Work or the Initial Leasehold Improvements);

(ii)	for costs incurred and paid by the Landlord due to the Tenant’s actions or inactions contrary to the terms of this Lease, including payment of penalties incurred as a result of the Tenant’s use of the Premises or the Office Component, and third party invoices properly payable by the Tenant;

(iii)	for reasonable professional fees (which are based on time only and not a percentage of costs) paid for environmental or structural engineers, space planners or architects required solely in connection with the Tenant’s operations or alterations in the Premises after the Commencement Date (and specifically excluding any such fees paid for engineers, space planners, architects or other consultants in connection with the Landlord’s Work, the Tenant’s Work or the Initial Leasehold Improvements) and not otherwise required to be paid for by the Landlord under this Lease as Landlord’s Work or otherwise; and

(iv)	for legal fees and related costs incurred by the Landlord in enforcing the Terms of this Lease.
(b)	This administration fee shall be charged without duplication. Where this Lease specifically provides for an administration fee for additional services, no further fee shall be charged hereunder.

(c)	The administration fee is due and payable as Rent.

ARTICLE 7
USE OF PREMISES
7.1.	Use
The Premises shall be used and occupied only for the Permitted Use or for such other purposes as the Landlord may specifically authorize in writing.
7.2.	Discontinuance of Unacceptable Use
Any business, conduct or practice promulgated, carried on or maintained by the Tenant, whether through advertising or selling procedures or otherwise, which in the opinion of the Landlord, acting reasonably, may harm or tend to harm the business or reputation of the Landlord or reflect unfavorably on the Office Component or the Landlord or which may tend to confuse, mislead, deceive or be fraudulent to the public, shall be immediately discontinued by the Tenant at the request of the Landlord.
7.3.	Compliance with Laws
The Premises shall be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders. If due solely to the Tenant’s use of the Premises, improvements to the Premises are necessary to comply with any of the foregoing or with the requirements of insurance carriers, the Tenant shall pay the entire cost thereof.
7.4.	Abandonment
The Tenant shall not abandon the Premises at any time during the Term without the Landlord’s written consent.
7.5.	Nuisance
The Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat, noise, or odor.
7.6.	Security
The Tenant shall take all reasonable security measures as are necessary to protect and safeguard the Premises and its contents. The Tenant shall repair, at its sole cost, or the Tenant shall reimburse the Landlord for the cost of repair of any and all damage caused to the Office Component or the Premises resulting from burglary or other unlawful entry to the Premises.

ARTICLE 8
SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD
8.1.	Operation of Office Component
During the Term the Landlord shall operate and maintain the Office Component in accordance with standards from time to time prevailing for similar office buildings in the area in which the Office Component is located and, subject to participation by the Tenant by payment of Occupancy Costs under Section 4.3 shall provide the services set out in Sections 8.2 and 8.3.
8.2.	Services to Premises
The Landlord shall arrange for the provision of:
(a)	Air Conditioning. The Landlord will furnish air conditioning and heating (but not any special air conditioning or heating as may be required with respect to the operation of computer equipment or any other equipment to be installed in the Premises) to the Premises of a standard as established by custom and practice for similar office buildings in the City of Vancouver, between the hours of 7:00 a.m. and 6:00 p.m. on weekdays and between the hours of 7:00 a.m. and 1:00 p.m. on Saturdays, and excluding Sundays and all public holidays (the “Hours of Operation”). Upon reasonable prior written notice from the Tenant, not to be less than 72 hours, the Landlord shall furnish air conditioning to the Premises after the Hours of Operation, but only at the expense of the Tenant at the Landlord’s fixed hourly fee as determined from time to time by the Landlord acting reasonably.

(b)	Cleaning. The Landlord will provide cleaning and janitorial services, including waste removal and exterior window cleaning to the Premises to standards consistent with the maintenance of similar office buildings;

(c)	Electric Current. The Landlord (subject to its ability to obtain same from its principal suppliers) will cause the Premises to be supplied with electric current for normal lighting and small business machines therein, for which current the Tenant shall pay its Proportionate Share;

(d)	Lighting. Replacement of building standard fluorescent tubes, light bulbs and ballasts as required from time to time as a result of normal usage;

(e)	Maintenance. Maintenance, repair, and replacement as set out in Section 8.3; and

(f)	Telecommunications. The Tenant acknowledges and agrees that all telephone and telecommunications services desired by the Tenant shall be ordered and utilized at the sole expense of the Tenant. Unless the Landlord otherwise requests or consents in writing, such consent not to be unreasonably withheld, all the Tenant’s telecommunications equipment shall be and remain solely in the

Premises or, only with the written approval of the Landlord, the telephone closet(s) on the floor(s) on which the Premises are located, in accordance with reasonable rules and regulations adopted by the Landlord from time to time. Unless otherwise specifically agreed to in writing, the Landlord shall have no responsibility for the maintenance of the Tenant’s telecommunications equipment, including wiring, nor for any wiring or other infrastructure to which the Tenant’s telecommunications equipment may be connected. The Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued, the Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of the Tenant at its expense to obtain substitute service. In the event that the Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Office Component no such provider shall be permitted to install its lines or other equipment within the Office Component without first securing the prior written approval of the Landlord not to be unreasonably withheld. Such approval shall not be deemed any kind of warranty or representation by the Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, it shall be reasonable for the Landlord to refuse to give its approval unless all of the following conditions are satisfied to the Landlord’s satisfaction:
(i)	the Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials and services;

(ii)	prior to commencement of any work in or about the Office Component by the provider, the provider shall supply the Landlord with such written indemnities, insurance, financial statements, and such other items as the Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Office Component relating to the proposed activities of the provider;

(iii)	the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by the Landlord to be necessary to protect the interests of the Office Component, the tenants in the Office Component and the Landlord, in the same or similar manner as the Landlord has the right to protect itself and the Office Component with respect to proposed alterations;

(iv)	the Landlord reasonably determines that there is sufficient space in the Office Component for the placement of all of the provider’s equipment and materials;

(v)	the provider agrees to abide by the Landlord requirements, if any, that the provider use existing Office Component conduits and pipes or use contractors approved by the Landlord;

(vi)	the Landlord receives from the provider such compensation as is reasonably determined by the Landlord to compensate it for space used in the Office Component for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Office Component, and the costs which may reasonably be expected to be incurred by the Landlord;

(vii)	the provider agrees to deliver to the Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and

(viii)	all of the foregoing matters are documented in a written license agreement between the Landlord and the provider, the form and content of which is satisfactory to the Landlord, acting reasonably.
In the event that telecommunications equipment, wiring and facilities or satellite and antennae equipment of any type installed by or at the request of any other tenant on the roof or elsewhere within or in the Office Component causes interference to equipment used by the Tenant, the Tenant shall use reasonable efforts, and shall co-operate with the Landlord and other parties, to promptly eliminate such interference. In the event that the Landlord, the Tenant and the other parties are unable to do so, the Landlord will use its reasonable efforts to cause such other tenants to substitute alternative equipment that remedies the situation.
8.3.	Office Component Services
The Landlord shall provide in the Office Component:
(a)	Access. The Landlord will permit the Tenant and the Tenant’s employees and visitors to have the use during Normal Business Hours in common with others of the main entrance and the stairways, corridors and elevators leading to the Premises. At times other than Normal Business Hours, the Tenant and the Tenant’s employees and visitors shall have reasonable access to the Office Component and to the Premises and use of the elevators in accordance with the Rules and Regulations. The Landlord may from time to time make temporary or long term changes to the Office Component security and Office Component access procedures without any compensation to the Tenant for loss of business, lost time or inconvenience. In times of actual or possible terrorist or other significant threat to property or life safety, the Landlord may cause the Office Component to be locked, evacuated or closed until such threat or action has reasonably passed. The Tenant shall ensure that its staff and invitees follow all security procedures and processes as are deemed necessary by the Landlord.

(b)	Basic Services. Heat, ventilation, air conditioning, lighting, electric power, running water, and janitor service in the Common Areas;

(c)	Directory. A general directory board on which the Tenant shall be entitled to have its name shown, but the Landlord shall have exclusive control thereof and of the area thereon to be allocated to each tenant;

(d)	Elevators. Elevator or escalator service (if applicable) for access to and egress from the Premises;

(e)	Fitness Centre. If installed by the Landlord, employees of the Tenant shall be entitled to use of the fitness centre subject to compliance with the rules and regulations established by the Landlord from time to time in respect of the fitness centre;

(f)	Loading Dock. The Tenant shall have the right of use, in common with other tenants, of the loading dock during Normal Business Hours and, subject to appropriate security arrangements being made and the Landlord’s approval being obtained, after Normal Business Hours. The Tenant shall not use the elevators in the Office Component for the purposes of moving chattels except outside Normal Business Hours and with the prior consent of the Landlord not to be unreasonably withheld;

(g)	Maintenance. Repair, and replacement as set out in Section 8.4;

(h)	Security. The Landlord shall provide security usual for a building of this type; and

(i)	Washrooms. Domestic hot and cold (or temperate) running water and necessary supplies in washrooms located in the Common Areas sufficient for the normal use thereof by occupants in the Office Component.
8.4.	Maintenance. Repair and Replacement
The Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the proper operation of the Office Component and for provision of the Landlord’s services under Sections 8.2 and 8.3 (except such as may be specifically installed by or be the property of the Tenant), and shall be responsible for and shall expeditiously maintain and repair the foundations, structure and roof of the Office Component as would a prudent owner of a similar development in Vancouver, B.C., provided that:
(a)	if all or part of such systems, facilities and equipment are destroyed, damaged or impaired, the Landlord shall have a reasonable time in which to complete the necessary repair or replacement, and during that time shall be required only to maintain such services as are reasonably possible in the circumstances;

(b)	the Landlord may temporarily discontinue such services or any of them at such times as may be necessary due to causes beyond the reasonable control of the Landlord;

(c)	the Landlord shall use reasonable diligence in carrying out its obligations under this Section, but except as expressly provided otherwise in this Lease, there shall be no allowance to the Tenant by way of diminution of rent, or otherwise, and no liability on the part of the Landlord by reason of inconvenience, annoyance or injury to the business arising from the happening of the event which gives rise to the need for any repairs, alterations, additions or improvements or from making of any repairs, alterations, additions or improvement in or to any portion of the Office Component or the Premises, or in and to the fixtures, appurtenances and equipment thereof. The Landlord agrees to use all reasonable commercial efforts to do any work in such a manner as not to unreasonably interfere with or impair the Tenant’s use of the Premises;

(d)	no reduction or discontinuance of such services under this Section shall be construed as an eviction of the Tenant or (except as specifically provided in this Lease) release the Tenant from any obligation of the Tenant under this Lease; and

(e)	nothing contained in this Section shall derogate from the provisions of Article 17.
8.5.	Additional Services
(a)	If from time to time as requested in writing by the Tenant and to the extent that it is reasonably able to do so the Landlord shall provide in the Premises services in addition to those set out in Sections 8.2 and 8.3, provided that the Tenant shall within ten (10) days of receipt of any invoice for any such additional service pay the Landlord therefor at such reasonable rates as the Landlord may from time to time establish plus an administrative fee as set forth in Section 6.1.

(b)	The Tenant shall not without the Landlord’s written consent, such consent not to be unreasonably withheld, install in the Premises equipment (including telephone equipment) that generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated, unless the Tenant provides its own supplementary air-conditioning units. If, notwithstanding the foregoing, the Tenant’s equipment in the Premises materially and adversely affects the temperature otherwise maintained in the Premises by the Landlord’s air-conditioning system as normally operated, the Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning systems, as may in the Landlord’s reasonable opinion be required to maintain proper temperature levels and the Tenant shall pay the Landlord within thirty (30) days of receipt of any invoice for the cost thereof, including installation, operation and maintenance expense plus an administrative fee of fifteen percent (15%) of the cost thereof in accordance with Section 6.1.

(c)	If the Landlord shall from time to time reasonably determine that the use of electricity or any other utility or service in the Premises is disproportionate to the use thereof by other tenants, the Landlord may separately charge the Tenant for the excess costs attributable to such disproportionate use. The Landlord or the

Tenant may install and maintain at the Tenant’s expense, metering devices for checking the use of any such utility or service in the Premises.
8.6.	Alteration by the Landlord
The Landlord may from time to time:
(a)	make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises where necessary to serve the Premises or other parts of the Office Component;

(b)	make changes in or additions to any part of the Office Component not in or forming part of the Premises; and

(c)	change or alter the Development and/or Office Component services or facilities, the location of driveways, sidewalks or other Common Areas, and to extend the existing Development and/or Office Component or erect new buildings or extend existing buildings above the Premises or other rentable premises or Common Areas of the Development and/or Office Component, or add new Common Areas to or on the Development and/or Office Component,
provided that in doing so the Landlord shall not materially disturb or interfere with the Tenant’s use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and shall use all reasonable efforts to minimize such interference and shall repair any damage to the Premises caused thereby.
8.7.	Access by the Landlord
Subject to the Tenant’s reasonable security requirements, the Tenant shall permit the Landlord to enter the Premises outside Normal Business Hours, and during Normal Business Hours in case of an emergency or where such will not unreasonably disturb or interfere with the Tenant’s use of the Premises and operation of its business, to examine, inspect, and show the Premises to persons wishing to lease them or to purchase the Office Component, to provide services or make repairs, replacements, changes or alterations as set out and subject to other provisions of this Lease, and to take such steps, as the Landlord, acting reasonably, may deem necessary for the safety, improvement or preservation of the Premises or the Office Component. The Landlord shall whenever possible consult with or give reasonable notice to the Tenant prior to such entry, but no such entry shall constitute an eviction or entitle the Tenant to any abatement of Rent.
8.8.	Notice of Letting and Inspection by Prospective the Tenants
At any time within one hundred eighty (180) days prior to the expiry or sooner termination of this Lease, provided the Tenant has not exercised a right of renewal hereunder for a further renewal term, or at any time when the Tenant is in arrears of Rent after notice that is not being disputed bona fide by the Tenant equal to an amount greater than one (1) month’s Rent for more than thirty (30) days:

(a)	the Landlord may place upon the Premises signage indicating that the Premises are for rent, and the Tenant shall not remove or obscure such signage or permit the same to be removed or obscured;

(b)	subject to the Tenant’s reasonable security requirements, any prospective tenant or its representative may inspect the Premises and all parts thereof at all reasonable hours if accompanied by the Landlord or its agent or agents, or unaccompanied on production of a written request signed by the Landlord or its agent or agents.
8.9.	Energy Conservative and Security Policies
The Landlord shall be deemed to have observed and performed those things required to be observed and performed pursuant to the terms of this Lease, including those relating to the provision of Utilities and services, if in doing so it acts in accordance with a directive, policy or request of a governmental or quasi-governmental authority, having the force of law, serving the public interest in the field of energy conservation or security.
8.10.	The Landlord’s Work
It is understood and agreed that the Tenant has entered into this Lease on the express understanding that the Landlord’s Work, as defined in Schedules “F’ and “G” attached hereto in respect of the Premises, is limited to the scope delineated as such in Schedules “F” and “G” attached hereto. It is further understood and agreed that all other improvements to the Premises constitute the Tenant’s Work as defined in Schedules “F” and “G” attached hereto and shall be performed at the sole expense of the Tenant in accordance with the terms of the Lease.
ARTICLE 9
MAINTENANCE, REPAIR, ALTERATIONS AND
IMPROVEMENTS BY TENANT
9.1.	Condition of Premises
Except to the extent that the Landlord is specifically responsible therefor under this Lease, the Tenant shall maintain the Premises and all improvements therein in good order and condition, including:
(a)	repainting and redecorating the Premises and cleaning drapes and carpets at reasonable intervals as needed;

(b)	making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction, of all fixtures and things which at any time during the Term of this Lease are located or erected in or upon the Premises (including but not limited to signs, the inside and the outside of the ground floor windows, partitions and doors, lighting, wiring, plumbing, and electrical fixtures), such repair and maintenance to be made by the Tenant when, where and so often as needed shall be, always excepting only:
(i)	reasonable wear and tear;

(ii)	repairs required to be made by the Landlord pursuant to Section 8.4; and

(iii)	repairs necessitated by damage from hazards against which the Landlord is required to insure hereunder.
The cost of any repair, decoration, maintenance, amendment or replacement required to be made in or to any portion of the Office Component directly as a result of any act or omission of the Tenant, its employees, servants, agents or licensees shall be paid in full by the Tenant except reasonable wear and tear and except to the extent insured against or required to be insured against by the Landlord.
9.2.	Failure to Maintain Premises
If the Tenant fails to perform any obligation under Section 9.1 and such default is not remedied after notice as required in Section 20.1, then the Landlord may enter the Premises and perform such obligation without liability to the Landlord for any loss or damage to the Tenant thereby incurred and the Tenant shall pay the Landlord for the cost thereof, plus fifteen percent (15%) of such costs for overhead and supervision, within ten (10) days of receipt of the Landlord’s invoice therefor.
9.3.	Alterations by the Tenant
The Tenant may from time to time at its own expense make changes, additions and improvements in the Premises to better adapt the same to its business, provided that any such change, addition or improvement shall:
(a)	comply with the requirements of the Landlord’s insurer and any governmental or quasi-governmental authority having jurisdiction;

(b)	comply with the requirements set forth in Schedule “F’ attached hereto;

(c)	be made only with the prior written consent of the Landlord after detailed plans and specifications therefor have been submitted to the Landlord, such consent not to be unreasonably withheld;

(d)	equal or exceed the then current standard for the Office Component;

(e)	be carried out only by persons selected by the Tenant and approved in writing by the Landlord, such approval not to be unreasonably withheld. Such persons shall be compatible with others employed by or through the Landlord directly or indirectly including the Landlord’s other tenants, contractors and subcontractors and their trade union affiliations; and

(f)	if required by the Landlord, the Tenant shall deliver to the Landlord before commencement of the work, performance and payment bonds as well as proof of workers’ compensation and public liability and property damage insurance coverage, with the Landlord named as an additional insured, in amounts, with companies, and in form satisfactory to the Landlord, acting reasonably, which shall remain in effect during construction.
9.4.	Increase in Property Taxes or Insurance
Any increase in property taxes or fire or casualty insurance premiums for the Office Component attributable to such change, addition or improvement shall be borne by the Tenant.
9.5.	Work Done by the Landlord
In the event the Tenant requires any of the following work, it shall be carried out by the Landlord at the Tenant’s sole expense pursuant to an agreement in writing:
(a)	all approved work relating to heating, cooling, ventilation, exhaust, control, electrical distribution and life safety systems;

(b)	all approved work on the roof of the Office Component including the installation of telecommunications equipment;

(c)	patching of the Office Component standard fireproofing;

(d)	any drilling, cutting, coring and patching for conduit, pipe sleeves, chases, duct equipment, or openings in the floors, walls, columns or roofs of the Office Component which is approved by the Landlord; and

(e)	installation of approved modifications to the sprinkler system.
9.6.	Ownership of Improvements
All improvements to the Premises, whether installed or constructed by the Tenant, except for trade fixtures, shall become the property of the Landlord when constructed or installed, and the Tenant will be solely responsible for insuring, repairing and maintaining such improvements at the Tenant’s sole expense. The Tenant shall not be required to remove any such improvements at the expiry or earlier termination of the Term.
9.7.	Trade Fixtures and Personal Property
The Tenant may install in the Premises its usual first class trade fixtures and personal property appropriate for the Tenant’s business in a proper manner, provided that:
(a)	no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Office Component;

(b)	the charge for the cost of any and all damages to the Office Component resulting from such installation will be paid by the Tenant;

(c)	such installation does not contravene the provisions of this Lease;

(d)	the Tenant will remove from the Premises, immediately upon notice from the Landlord, any safes, machinery, equipment, article or thing that by reason of its weight, size or use might, in the opinion of the Landlord, damage the Premises and will not at any time overload the floors of the Premises. If damage is caused to the Office Component or any part thereof by any machinery, equipment article or thing by overloading, or by any act, neglect or misuse on the part of the Tenant or any person in law responsible the Tenant shall forthwith repair the same; and

(e)	if the Tenant is not then in default, the Tenant shall have the right during or at the expiration of this Lease to remove such trade fixtures and personal property. The Landlord may, at its option, require removal of the Tenant’s cabling, wiring, trade fixtures and personal property from the Premises, at the Tenant’s cost, at the expiry or earlier termination of the Term. In either event, the Tenant shall make good any damage or injury caused to the Premises or the Office Component by reason of such removal.
9.8.	Builder’s Liens
The Tenant shall promptly pay all of its contractors and suppliers and shall do any and all things necessary so as to minimize the possibility of a lien attaching to the Lands and should any such lien be made or filed, the Tenant shall discharge it within thirty (30) days following the date that the Tenant becomes aware of such registration, provided however that the Tenant may contest the validity of any such lien and in so doing shall obtain an order of a court of competent jurisdiction discharging the lien from the title to the Lands by payment into Court or by furnishing to the Landlord security satisfactory to the Landlord in nature and amount against all loss or damage which the Landlord might suffer or incur thereby. if the Tenant shall fail to discharge any lien within the time period above, then in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be so obligated, discharge the lien by paying the amount claimed to be due into Court and the amount paid by the Landlord together with all costs and expenses including solicitor’s fees (on a solicitor and his client basis) incurred for the discharge of the lien shall be due and payable by the Tenant to the Landlord as Additional Rent on demand.
9.9.	Signs
Without limiting the provisions of Sections 10 and 11 of Schedule “H” attached hereto, the Tenant has the right to have its name displayed on the main lobby directory board for the Office Component, on the floor lobby directory board, if any, on each floor on which the Premises are located and on the main door to the Premises, all such signs to be at the Tenant’s expense and to be under the exclusive control of the Landlord and to conform to the uniform pattern of identification signs for tenants of the Office Component prescribed by the Landlord. If the Premises constitute one or more full floors of the Office Component, the Tenant has the right to have a sign displaying the name of the Tenant in the elevator lobby of each such floor, at the Tenant’s expense, provided that the Landlord has approved the design of the sign, such approval not to be unreasonably withheld. Subject to Sections 10 and 11 of Schedule “H” attached hereto, the Tenant shall not paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering or direction on any part of the outside of the Office Component or visible from the outside of the Office Component, nor shall the Tenant paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering or direction on the outside of the Premises or inside the Premises but visible from the outside without written consent of the Landlord. The Tenant at the termination of this Lease shall remove any such signs or other advertising material, and the Tenant shall promptly repair any and all damage caused by its installation or removal. The cost of such sign and installation and erection thereof shall be borne entirely by the Tenant.
ARTICLE 10
INSURANCE
10.1.	Landlord’s Insurance
During the Term, the Landlord shall provide and keep in force or cause to be provided and kept in force (subject to participation by the Tenant by payment of Occupancy Costs) the following insurance:
(a)	all risk insurance in respect of the Office Component and fixed improvements on the Lands and all rentable premises including the Premises to full replacement cost, but excluding tenant’s fixtures and leasehold improvements installed or constructed by or for tenants including the Tenant;

(b)	loss of rental income insurance for a period not exceeding one (1) year;

(c)	if any boilers or pressure vessels are operated in the Office Component other than in any rentable premises therein, boiler and pressure vessel insurance with respect thereto;

(d)	comprehensive general business liability insurance with respect to the operation of the Office Component for personal injury or death and damage to property of others; and

(e)	such other forms of insurance as would be carried by a prudent owner of a reasonably similar office building, having regard to size, age and location.
All policies of property insurance shall contain a waiver of any rights of subrogation that the Landlord’s insurers may have against the Tenant or those for whom the Tenant is responsible in law.

10.2.	Licensed Insurers
Insurance effected by the Landlord under this Article 10 shall be with insurers duly licensed to transact insurance in British Columbia, shall, subject to Section 10.1(a), be subject to such reasonable deductibles and exclusions, and otherwise be upon such terms and conditions as a prudent owner of a similar sized, mixed use building in Vancouver, B.C., would determine as being reasonable and sufficient.
10.3.	Insurable Interest
Notwithstanding any contribution by the Tenant to the cost of insurance required by this Lease to be placed and maintained by the Landlord, the Tenant acknowledges and agrees that no insurable interest is conferred upon the Tenant under any policies of insurance placed and maintained by the Landlord, and the Tenant is not entitled to receive any proceeds of any such insurance policies, but that shall not diminish or prejudice all other rights of the Tenant under this Lease.
10.4.	Tenant’s Insurance
During the Term, the Tenant shall take out and maintain at its own expense:
(a)	public liability and property damage insurance including personal injury, contractual and non-owned automobile liabilities and owners’ and contractors’ protective insurance coverage with respect to the Premises and the Tenant’s use of the Common Areas and facilities, coverage to include the activities and operations conducted by the Tenant and any other person on the Premises, and by the Tenant and any other person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible in any other part of the Office Component. Such policies shall be written on a comprehensive basis with inclusive limits of not less than $5,000,000.00 for any one occurrence or such higher limits as the Landlord shall reasonably require. All such policies must contain a severability of interest clause and a cross liability clause, and shall be primary and shall not call into contribution any other insurance available to the Landlord or any mortgagee of the Lands;

(b)	insurance upon property of every description and kind owned by the Tenant, or for which the Tenant is legally liable with in the Premises, or installed by or on behalf of the Tenant within the Office Component, including, but not limited to furniture, fittings, alterations, partitions, floor coverings, fixtures and anything in the nature of a leasehold improvement, in the amount of the full replacement cost thereof, with coverage against all risks including water damage from any cause whatsoever, and collapse;

(c)	insurance for replacement of all glass in the Premises for any damage howsoever caused;

(d)	insurance for all damages sustained due to burglary of the Premises;

(e)	business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants including, but not limited to, prevention of access to the Premises as a result of perils insured against under this Lease and the disruption in the supply of Utilities and other essential services to the Premises or the Office Component; and

(f)	any other form of insurance that the Tenant, or the Landlord, acting reasonably, requires in amounts and for insurance risk against which a prudent tenant would insure.
Policies for fire and liability insurance shall be in a form and with an insurer acceptable to the Landlord, acting reasonably, shall require at least thirty (30) days’ written notice to the Landlord of termination or material alteration of the policy during the Term and shall waive any right of subrogation against the Landlord, its agent and mortgagee, and cause the Landlord, its agent and mortgagee to be named as an additional insured in such policies of insurance. If requested by the Landlord, the Tenant shall from time to time promptly deliver to the Landlord, certified copies or other evidence of such policies, and evidence satisfactory to the Landlord that all premiums thereon have been paid and the policies are in full force and effect.
10.5.	Placement of the Tenant’s Insurance by the Landlord
If the Tenant fails to take out, renew or keep in force any of the policies of insurance required to be taken out and maintained by the Tenant under Section 10.4 and does not remedy such default promptly after notice from the Landlord, the Landlord may do so as agent of the Tenant and the Tenant shall reimburse the Landlord any amount so paid by the Landlord as agent of the Tenant together with a fifteen percent (15%) administration fee promptly upon demand by the Landlord.
ARTICLE 11
INJURY TO PERSON OR PROPERTY
11.1.	Indemnity by the Tenant
The Tenant shall indemnify and hold harmless the Landlord from and against every demand, claim, cause of action, judgment and expense, and all losses and damage arising from:
(a)	any injury or damage to the person or property of the Tenant, any other tenant in the Office Component or to any other person rightfully in the Office Component, where the injury or damage is caused by negligence or willful misconduct in the Development of the Tenant, its agents, servants or employees, or any other person for whom the Tenant is in law responsible, or results from violation of laws or ordinances, governmental orders of any kind or of the provisions of this Lease by any of the foregoing;

(b)	any loss or damage, however caused, to books, records, files, money, securities, negotiable instruments or papers in or about the Premises;

(c)	any injury or damage not specified above to the person or property of the Tenant, its agents, servants or employees, or any other person entering upon the Premises under express or implied invitation of the Tenant, where the injury or damage is caused by any reason other than the negligence or willful misconduct of the Landlord, its agents, servants, or employees.
If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant for which the Tenant is responsible to indemnify the Landlord, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation. The foregoing provisions of this Section 11.1 shall not apply to demands, claims, causes of action, judgments, expenses, losses or damages:
(i)	arising as a result of and to the extent of the negligence and willful misconduct of the Landlord, its agents, servants, contractors, licensees, invitees or anyone for whom the Landlord is responsible in law; or

(ii)	required to be insured against by the Landlord pursuant to this Lease.
11.2.	Subrogation
The provisions of this Section 11.1 are subject to the waiver of any right of subrogation against the Landlord in the Tenant’s insurance.
ARTICLE 12
ASSIGNMENT AND SUBLETTING
12.1.	Assignment or Subletting
(a)	The Tenant will not assign, transfer, sublet, part with or share possession or set over or permit the Premises to be occupied or used by a licensee or concessionaire or otherwise by any act or deed permit the Premises or any part of them to be assigned, transferred, set over or sublet (individually and collectively, a “Transfer”) unto any persons, firm, partnership or corporation whomsoever except with consent of the Landlord, such consent not to be unreasonably withheld.

(b)	If the Tenant desires to assign this Lease or sublet the Premises or any portion thereof to a named third party (the “Transferee”), the Tenant shall first provide the Landlord with any information the Landlord may reasonably require, including a true copy of the agreement to assign or sublet (the “Transfer Agreement”), evidence as to the responsibility, reputation, financial standing and business of the Transferee, and a completed credit check application in the Landlord’s form, (collectively the “Transfer Information”), together with a check payable to the Landlord in the sum of $750.00, being the administration fee of responding to the Tenant’s request.
(c)	Notwithstanding anything to the contrary herein contained, the Landlord, in its absolute discretion, may arbitrarily withhold its consent to any assignment or sublet where the proposed transferee is a governmental authority, body or entity or Crown corporation.
12.2.	Assumption
The consent of the Landlord if granted pursuant to the provisions of this Article 12 in respect of an assignment of this Lease may be conditional upon the Transferee executing and delivering an agreement to the Landlord agreeing to be bound by the terms of the Lease.
12.3.	Improvements at the Tenant’s Cost
In the event any sublease made pursuant to this Article 12, the Tenant shall bear the cost of all improvements (including, without limiting the generality of the foregoing, all demising walls, entrance doors, mechanical and electrical modifications) necessary to separate the area to be sublet from the remainder of the Premises.
12.4.	Tenant’s Obligations Continue
No assignment or disposition by the Tenant of this Lease or of any interest under this Lease shall relieve the Tenant or Indemnifier (if any), from the performance of its covenants, obligations or agreements under this Lease.
12.5.	No Deemed Consent
The Landlord’s consent to any Transfer shall not be effective unless given by the Landlord in writing, and no such consent shall be deemed or presumed by any act or omission of the Landlord other than consent in writing, nor shall any consent be deemed to be a consent to any future Transfer by the Tenant or by any Transferee. Without limiting the generality of the foregoing, the Landlord may receive Rent and any other amounts from any Transferee and apply the net amount received to the Rent and other amounts payable pursuant to this Lease, and the receipt or acceptance of such amounts shall not be deemed to be a waiver of the Landlord’s rights under this Article 12 nor an acceptance of or consent to any such Transfer.
12.6.	Subsequent Assignments
The Landlord’s consent to an assignment, transfer or subletting (or use or occupation of the Premises by any other person) shall not be deemed to be a consent to any subsequent assignment, transfer, subletting, use or occupation.

12.7.	Change in Corporate Control
If the sale, assignment, transfer or other disposition of any of the issued and outstanding capital stock of the Tenant (or of any successor or assignee of the Tenant which is a corporation) shall result in changing the control of the Tenant such sale, assignment, transfer or other disposition shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Lease with respect to assignments by the Tenant, provided, however, that the Landlord’s consent shall not be required to an assignment or transfer of issued and outstanding capital stock of the Tenant:
(a)	to a corporation controlled by or subject to the same control as the assignor or transferor; or

(b)	if the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in Canada or in the United States; or

(c)	to a member or members of the family of the assignor or transferor, or

(d)	in the case of devolution through death;
so long as in either case prior to or as soon as reasonably possible thereafter, the Landlord has received assurances satisfactory to the Landlord that there will be a continuity of the existing management of the Tenant, and of its business practices and policies notwithstanding any such sale, transfer or other disposition of controlling shares. For the purpose of this Section 12.7, “control” of any corporation shall be deemed to be vested in the person or persons owning more than fifty percent (50%) of the voting power for the election of the board of directors of such corporation and a “member or members” of the family of any assignor shall include his spouse, parents, brothers or sisters and issue.
12.8.	Securing Loan
The Tenant will not mortgage by way of an assignment or sublease, this Lease or the leasehold estate crated by this Lease, without the prior written consent of the Landlord, such consent not to be unreasonably withheld. The provisions of Sections 12.1, 12,2, 12.3, 12.5, 12.7, 12.12, 12.13, 12.14, 12.15, and 12.16 shall not apply to any mortgaging by way of an assignment or sublease referred to in this Section 12.8.
12.9.	Unamended Lease Terms
If the Tenant receives the Landlord’s written consent to a Transfer under the provisions of this Article 12, the Tenant, the Landlord and proposed the Transferee specifically agree that notwithstanding anything to the contrary contained herein, all terms, covenants and conditions of this Lease shall remain as herein specified including, without limitation, the provisions of this Lease relating to the use, unless such Sections are specifically amended in writing between the Tenant, the proposed Transferee and the Landlord.

12.10.	No Advertising

The Tenant shall not advertise the whole or any part of the Premises or this Lease for the purpose of a Transfer and shall not print, publish, post, display or broadcast any notice or advertisement to that effect and shall not permit any broker or other person to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer is first approved in writing by the Landlord, such approval not to be unreasonably withheld. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other reasonable grounds, the text or format proposed by the Tenant shall not contain any reference to the rental rate of the Premises.

12.11.	Assignment and Subletting without Consent

Notwithstanding Sections 12.1, 12.2, 12.5, 12.7, 12.8, 12.12, 12.13, 12.14, 12.15, and 12.16, so long as the Tenant is not in default under the terms of this Lease, the Tenant shall not require the Landlord’s consent, and the Landlord shall not have the right to terminate this Lease or to receive any Excess Rent pursuant to Section 12.12, in the following circumstances:
(a)	in connection with any assignment of this Lease or subletting of all or part of the Premises to any Person that is an Affiliate of the Tenant;

(b)	in connection with any assignment of this Lease or subletting of all or part of the Premises to any Person as a result of any merger, amalgamation or other reorganization involving the Tenant that does not result in a change in control of the Tenant;

(c)	in connection with any assignment of this Lease or subletting of all or part of the Premises to the purchaser of a majority of the Tenant’s retail stores in Canada operating under the trade name “Lululemon”, provided that such assignee or sublessee shall carry on the same business as is permitted to be carried on by the Tenant pursuant to this Lease and there remains a continuity of business practices and policies and mode and style of operation of the Tenant, notwithstanding such purchase; and

(d)	in connection with any assignment of this Lease or subletting of all or part of the Premises or change in control of the Tenant as part of a transaction in which the Tenant or any Affiliate of the Tenant completes an underwritten public offering of its securities, provided that there is continuity in the business carried on in the Premises pursuant to this Lease and there remains a continuity of business practices and policies and mode and style of operation of the business carried on in the Premises, notwithstanding such transaction;
provided in each case that:
(e)	the assignee or transferee, if applicable, executes and delivers to the Landlord an agreement directly with the Landlord agreeing to be bound by the terms of this Lease; and

(f)	the Landlord receives written notice of such assignment, subletting or other transaction within thirty (30) days after the occurrence of same.
For the purposes of this Section, “Affiliate” means any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another Person; and “Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity.

12.12.	Excess Rent

If the Landlord consents in writing to an assignment or sublease as contemplated herein, the Tenant may complete such assignment or sublease subject to fifty percent (50%) of all “Excess Rent”, as hereinafter defined, derived from such assignment or sublease shall be payable to the Landlord. The Excess Rent shall be deemed to be and shall be paid by the Tenant to the Landlord as Rent. The Tenant shall pay the Excess Rent to the Landlord immediately as and when such Excess Rent is received by the Tenant. As used herein, “Excess Rent” means the amount by which the total money and other economic consideration to be paid by the assignee or subtenant as a result of an assignment or sublease, whether denominated as rent or otherwise, exceeds, in the aggregate, the total amount of Base Rent and Additional Rent which the Tenant is obligated to pay to the Landlord under this Lease, pro-rated for the portion of the Premises being assigned or sublet subject to such assignment or sublease, reasonable costs for additional improvements installed in the portion of the Premises subject to such assignment or sublease, at the Tenant’s sole cost and expense, for the specific assignee or subtenant in question, reasonable leasing costs (such as brokers’ commissions and the fees payable to the Landlord under Section 12.1(b)) paid by the Tenant in connection with such assignment or sublease, and the amount of Base Rent and Additional Rent the Tenant is obligated to pay the Landlord under this Lease, pro-rated for the portion of the Premises being assigned or sublet, that is not occupied or used by the Tenant until the date of such assignment or sublease. In determining the amounts to be deducted from Excess Rent in each monthly payment period in respect of the Tenant’s costs of assigning or subleasing, such costs shall be amortized without interest over the Term (in the case of an assignment) or term of the sublease (in the case of a sublease) on a straight line basis.

12.13.	Landlord’s Rights

If the Tenant requests consent to a Transfer of all of the Premises for the balance of the Term, the Landlord shall have the right to terminate this Lease as set out in Section 12.14.

12.14.	Termination by the Landlord

The Landlord’s termination rights set out in Section 12.13 shall be exercised by giving written notice to the Tenant within fourteen (14) days of receipt by the Landlord of the request for consent, the Transfer Information and the administration fee, and the termination date shall be the date stipulated in the Landlord’s notice which shall in no event be less than sixty (60) days nor more than ninety (90) days following the giving of such notice by the Landlord.

12.15.	Withdrawal of the Tenant Request

If the Landlord exercises its right to terminate the Lease pursuant to Sections 12.13 and 12.14, the Tenant may withdraw its request for a Transfer and shall advise the Landlord of its intention to withdraw such request within fourteen (14) days after receipt of the Landlord’s notice. The Tenant shall not under any circumstances be entitled to a refund of the administration fee.

12.16.	Consent to Assignment or Subletting

If the Landlord does not exercise its rights set out in Section 12.13, the Tenant may sublet the Premises or assign this Lease, as applicable, to the Transferee on the terms and conditions contained in the Transfer Agreement, subject to the consent of the Landlord being first obtained, which consent may not be unreasonably withheld, but which may be conditional upon, in the case of an assignment of this Lease, the Transferee executing and delivering an agreement to the Landlord agreeing to be bound by the terms of the Lease.
ARTICLE 13
SURRENDER
13.1.	Possession

At the expiration or earlier termination of the Term, the Tenant shall peaceably surrender and yield up to the Landlord the Premises and all improvements made, constructed, erected or installed in the Premises in accordance with its covenants to maintain and repair the Premises. The Tenant shall surrender all keys for the Premises to the Landlord at the place then fixed for payment of Rent, and shall inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises.

13.2.	Tenant’s Failure to Remove and Repair

Subject to the Landlord exercising its option set out in Section 9.7(e), should the Tenant fail to remove any trade fixtures, cabling, wiring, and personal property from the Premises or to repair the Premises prior to the expiry or earlier termination of the Term of this Lease then the Landlord may, at its option, remove trade fixtures, goods or chattels of the Tenant of any kind and repair any damage caused to the Premises by their removal at the Tenant’s expense and may dispose of same in any manner which the Landlord sees fit without compensation of any kind whatsoever to the Tenant, all in accordance with Section 20.3.

13.3.	Merger

The voluntary or other surrender of the Lease by the Tenant or the cancellation of the Lease by mutual agreement of the Tenant and the Landlord shall not constitute a merger,

and shall at the Landlord’s option terminate all or any subleases. The Landlord’s option hereunder shall be exercised by notice to the Tenant and all known sublessees or subtenants in the Premises or any part thereof.

13.4.	Payments After Termination

No payments of money by the Tenant to the Landlord after the expiration or earlier termination of the Term or after giving of any notice (other than a demand for payment of money) by the Landlord to the Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to the Tenant prior to the payments of such money. After the service of notice or the commencement of a suit, or after final judgment granting the Landlord possession of the Premises, the Landlord may receive and collect any sums of Rent due under this Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suits or any judgment therefor obtained.
ARTICLE 14
HOLDING OVER
14.1.	Month-to-Month Tenancy

If, with the Landlord’s written consent, the Tenant remains in possession of the Premises after the expiration or other termination of the Term without any further written agreement with the Landlord allowing it to do so, the Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to 125% of the Base Rent payable by the Tenant in the last month of the Term or such other rental as is stated in such written consent, and such month-to-month tenancy may be terminated by the Landlord or the Tenant on the last day of any calendar month by delivery of at least thirty (30) days’ advance written notice of termination to the other.

14.2.	Tenancy at Sufferance

If, without the Landlord’s written consent, the Tenant remains in possession of the Premises after the expiration or other termination of the Term, the Tenant shall be deemed to be occupying the Premises upon a tenancy at sufferance only, at a monthly rental equal to two times the Rent determined in accordance with Article 4. Such tenancy at sufferance may be terminated by the Landlord at any time by notice of termination to the Tenant and by the Tenant on the last day of any calendar month by at least thirty (30) days’ advance written notice of termination to the Landlord.

14.3.	General

Any month-to-month tenancy or tenancy at sufferance hereunder shall otherwise be subject to all other terms and conditions of the Lease except any right of renewal and nothing contained in this Article 14 shall be construed to limit or impair any of the Landlord’s rights of re-entry or eviction or constitute a waiver thereof.

ARTICLE 15
RULES AND REGULATIONS
15.1.	Purpose

The rules and regulations set forth in Schedule “D” attached hereto have been adopted by the Landlord for the safety, benefit and convenience of all tenants and other persons in the Office Component. The rules and regulations may differentiate between different types of businesses in the Office Component, but the Landlord shall not discriminate against the Tenant in the establishment or enforcement of the rules and regulations. All such rules and regulations shall be deemed to be incorporated into and form part of this Lease, provided that if there is a conflict between such rules and regulations and the other provisions of this Lease, such other provisions of this Lease shall in all cases prevail.

15.2.	Observance

The Tenant shall, at all times, comply with, and shall cause its employees, agents, licensees and invitees to comply with, such rules and regulations attached hereto as Schedule “D” hereto and such further and other reasonable rules and regulations and amendments and changes thereto as may be made by the Landlord and notified to the Tenant by mailing a copy thereof to the Tenant. All such rules and regulations now or hereafter in force shall be read as forming part of this Lease, subject to Section 15.1.

15.3.	Non-compliance

The Landlord shall use its reasonable commercial efforts to secure compliance by all tenants and other persons with such rules and regulations from time to time in effect, but shall not be responsible to the Tenant for failure of any person to comply with such rules and regulations.

15.4.	Loading and Unloading

The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading, and handling thereof shall be done only at such times, in such areas, by such means, and through such elevators, entrances, malls and corridors as are designated by the Landlord and in accordance with the rules and regulations set forth in Schedule “D” attached hereto, and in accordance with the Landlord’s Loading Management Plan, as may be amended from time to time, a copy of which is attached hereto as Schedule “E.”
ARTICLE 16
EXPROPRIATION
16.1.	Taking of Premises

If during the Term or any renewal thereof all of the Premises shall be taken for any public or quasi-public use under any statute or by right or expropriation, or purchases under threat of such taking, this Lease shall automatically terminate on the date on which the expropriating authority takes possession of the Premises (the “date of such taking”).

16.2.	Partial Taking of Office Component

If during the Term only part of the Office Component is taken or purchased as set out in Section 16.1, then:
(a)	if in the reasonable opinion of the Landlord substantial alteration or reconstruction of the Office Component is necessary or desirable as a result thereof, whether or not the Premises are or may be affected, the Landlord shall have the right to terminate this Lease by giving the Tenant at least thirty (30) days’ written notice of such termination, and

(b)	if more than twenty percent (20%) of the number of square feet in the Premises is included in such taking or purchase, the Tenant shall have the right to terminate this Lease by giving the other at least thirty (30) days’ written notice thereof.
If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided however, that no termination pursuant to notice hereunder may occur later than sixty (60) days after the date of such taking.
16.3.	Surrender

On any such date of termination under Sections 16.1 or 16.2, the Tenant shall immediately surrender to the Landlord the Premises and all interest therein under this Lease. The Landlord may re-enter and take possession of the Premises and remove the Tenant therefrom, and the Rent shall abate on such date in respect of the portion taken. After such termination, and on notice from the Landlord stating the Rent then owing, the Tenant shall forthwith pay the Landlord the Rent then owing.

16.4.	Partial Taking of Premises

If any portion of the Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are timely exercised, the Term of the Lease shall expire with respect to the portion so taken on the date of such taking. In such event the Rent payable hereunder with respect to such portion so taken shall abate on such date, and the rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by the Landlord in order to account for the resulting reduction in the number of square feet in the Premises.

16.5.	Awards

Upon any such taking or purchase, the Landlord and the Tenant shall each be entitled to receive and retain the award or consideration for their respective interests for the affected lands and improvements, and the Tenant shall not have or advance any claim against the Landlord for the value of its property or its leasehold estate or the unexpired Term of the Lease, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give the Landlord any interest in or preclude the Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of the Tenant’s leasehold estate, improvements, chattels or trade fixtures, or the removal or relocation of its business. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.
ARTICLE 17
DAMAGE BY FIRE OR OTHER CASUALTY
17.1.	Limited Damage to Premises

If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Landlord’s Architect, can be substantially repaired under applicable laws and government regulations within one hundred and eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord and the Tenant, as the case may be, according to the nature of the damage and their respective obligations to repair, shall repair the damage with all reasonable diligence.

17.2.	Major Damage to Premises

If all or part of Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Landlord’s Architect, cannot be substantially repaired under applicable laws and governmental regulations within one hundred and eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), either the Landlord or the Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not more than ten (10) days after receipt of the Landlord’s Architect’s opinion, failing which the Landlord or the Tenant, as the case may be, according to the nature of the damage and their respective obligations under this Lease, shall repair such damage with all reasonable diligence.

17.3.	Abatement

If all or part of the Premises are damaged by fire or other casualty, the Rent payable by the Tenant hereunder shall be proportionately reduced to the extent that the Premises are thereby rendered unusable by the Tenant in its business, from the date of such casualty until five (5) days after completion by the Landlord of the repairs to the Premises (or part thereof) rendered untenantable) or until the Tenant again uses the Premises (or part thereof) rendered untenantable in its business, whichever first occurs.

17.4.	Major Damage to Office Component

If, during the Term of this Lease or any renewal thereof, the Office Component shall be damaged or destroyed by hazards against which the Landlord is required to insure under the provisions of this Lease or by any other casualty whatsoever, to an extent such that, according to the reasonable estimate of the Landlord, the cost of repairing or rebuilding the Office Component exceeds twenty-five percent (25%) of the replacement cost of the Office Component (excluding foundations and excavations), then the Landlord may, by notice in writing to the Tenant, elect within ten (10) days after receipt of the Landlord’s Architect’s opinion under Section 17.2, either to repair such damage or destruction (including any such demolition and reconstruction as the Landlord’s Architect may recommend in the overall interests of the Office Component) or to terminate this Lease and in the case of termination the Tenant shall deliver up possession of the Premises to the Landlord within thirty (30) days after delivery of the notice of termination, and, subject to Section 17.3, the Rent shall be apportioned and paid to the date upon which possession has been delivered up.
17.5.	Limitation on the Landlord’s Liability

Except as specifically provided in this Article 17, there shall be no reduction of Rent and the Landlord shall have no liability to the Tenant by reason of any injury to or interference with the Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Office Component or the Premises.
ARTICLE 18
TRANSFERS BY LANDLORD
18.1.	Sale, Conveyance and Assignment

Nothing in this Lease shall restrict the right of the Landlord to sell, convey, assign or otherwise deal with the Lands or the Office Component, subject only to the rights of the Tenant under this Lease.

18.2.	Effect of Sale, Conveyance or Assignment

Should the Landlord convey, lease or assign or otherwise divest itself of its interest in the Lands and/or Office Component and to the extent that the transferee, lessee or assignee thereof assumes the covenants and obligations of the Landlord herein (except to the extent that any covenants and obligations of the Landlord under this Lease relate to the period prior to the effective date of such conveyance, lease or assignment), the Landlord will be relieved of its obligations under this Lease relating to the period from and after the effective date of such conveying, leasing, assigning or divesting, and the Tenant shall thereafter look solely to the Landlord’s successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment, and the Tenant shall attorn to the Landlord’s successor in interest thereunder.

18.3.	Subordination

Subject to Section 8 of Schedule “H” attached hereto, this Lease is and shall be subject and subordinate in all respects to any and all mortgages and security interests now or hereafter placed on the Office Component or Lands, and to all renewals, modifications, consolidations, replacements and extensions thereof.

18.4.	Attornment

Subject to the non-disturbance agreement referred to in Section 8 of Schedule “H” attached hereto, if the interest of the Landlord is transferred to any person (herein called the “Purchaser”) by reason of foreclosure or other proceedings for enforcement of any such mortgage, or by delivery of a deed in lieu of such foreclosure or other proceedings, the Tenant shall immediately and automatically attorn to the Purchaser. Upon such attornment as provided for in this Section 18.4, this Lease shall continue in full force and effect as a direct lease between the Purchaser and the Tenant, upon all of the same terms, conditions and covenants as are set forth in the Lease except that, after such attornment, the Purchaser shall not be:
(a)	liable for any act or omission of the Landlord occurring prior to such attornment; or

(b)	subject to any offsets or defenses which the Tenant might have against the Landlord arising prior to such attornment; or

(c)	bound by a prepayment by the Tenant of more than one (1) month’s installment of Rent occurring prior to such attornment, unless such prepayment shall have been expressly provided for in this Lease or approved in writing by the Purchaser or any predecessor in interest except the Landlord.
18.5.	Execution of Instruments

The subordination and attornment provisions of this Article 18 are subject to Section 8 of Schedule “H” attached hereto. The Tenant, on request by and without cost to the Landlord or any successor in interest, shall execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) attornment, subject to Section 8 of Schedule “H” hereto.
ARTICLE 19
NOTICES, ACKNOWLEDGEMENTS, AUTHORITIES FOR ACTION
19.1.	Notices

Any notice from one party to the other hereunder shall be in writing and shall be deemed duly served if delivered personally or if delivered by facsimile to the party being served at the address or facsimile number set forth below:

(a) if to the Landlord:	Broadway Equities Inc. and
PCI Cross Roads Developments Inc.
c/o Warrington PCI Management
Suite 1700— 1030 West Georgia Street
Vancouver, B.C.
V6E 2Y3
Attention: Property Manager
Facsimile: (604) 688-2328

with a copy to delivered concurrently to:

Koffman Kalef Business Lawyers 19th Floor, 885 West Georgia Street Vancouver, B.C. V6C 3H4 Attention: Patrick J. Julian Facsimile: (604) 891-3788

(b) if to the Tenant:	Lululemon Athletica Inc.
2285 Clark Drive
Vancouver, B.C.
V5N 3G9
Attention: Christopher Ng
Facsimile: (604) 874-6124
or if delivered by courier addressed to the Tenant at the Premises (whether or not the Tenant has departed from, vacated or abandoned the same), or to the Landlord at the address set forth on page 1 of this Lease or any other place from time to time established for the payment of Rent. Any notice shall be deemed to have been given at the time of personal delivery or, if delivered by facsimile or by overnight courier, the next business day after the date of delivery thereof. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be delivered.

19.2.	Acknowledgement

Each of the parties hereto shall at any time and from time to time upon not less than ten (10) days prior notice from the other execute, acknowledge and deliver a written statement in such form as may be requested by the Landlord acting reasonably certifying:
(a)	that this Lease is in full force and effect, subject only to such modification (if any) as may be set out therein;

(b)	that the Tenant is in possession of the Premises and paying Rent as provided in this Lease;

(c)	the dates (if any) to which Rent is paid in advance;

(d)	that there are not, to such party’s knowledge any uncured defaults on the part of the other party hereunder, or specifying such defaults in any are claimed; and

(e)	such other matters as may be reasonably requested by the other party or its mortgagee.
Any such statement may be relied upon by any prospective transferee or encumbrancer of all or any portion of the Office Component, or the leasehold estate under this Lease, or any assignee of any such persons. If either party fails to timely deliver such statement, such party shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by the other party, and that there are no uncured defaults in the performance of such party.
19.3.	Authorities for Action

The Landlord may act in any matter provided for herein by its property manager and any other person who shall from time to time be designated by the Landlord by notice to the Tenant. The Tenant shall designate in writing one or more persons to act on its behalf in any matter provided for herein and may from time to time change, by notice to the Landlord, such designation. In the absence of any such designation, the person or persons executing this Lease for the Tenant shall be deemed to be authorized to act on behalf of the Tenant in any matter provided for herein.
ARTICLE 20
DEFAULT
20.1.	Events of Default

In the event of the happening of any one of the following events:
(a)	the Tenant shall have failed to pay an installment of Base Rent or Additional Rent or any other amount payable hereunder when due and such failure shall be continuing for a period of more than three (3) days after notice is delivered by the Landlord to the Tenant advising of such default; or

(b)	if any policy of insurance upon the Lands, the Office Component, or any part thereof from time to time effected by the Landlord shall be cancelled or about to be cancelled by the insurer by reason of the unlawful use or occupation of the Premises by the Tenant or any assignee, subtenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Premises and the Tenant after receipt of notice in writing from the Landlord shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Landlord to reinstate or avoid cancellation (as the case may be) of such policy of insurance; or

(c)	the Premises or any portion thereof shall, without the prior written consent of the Landlord, be used or occupied by any other persons than the Tenant or its permitted assigns or subtenants or for any purpose other than that for which they were leased or occupied or by any persons whose occupancy is prohibited by this Lease and is not cured as provided for in Section 20.1(h); or

(d)	the Premises shall be vacated or abandoned,, or remain unoccupied without the prior written consent of the Landlord for fifteen (15) consecutive days or more while capable of being occupied; or

(e)	the Tenant makes a bulk sale of its goods or removes or commences, attempts or threatens to remove its goods, chattels, and equipment out of the Premises (other than in the normal course of its business), and such execution, attachment or similar process, action or proceeding is not set aside, vacated, discharged or abandoned within fifteen (15) days after commencement; or

(f)	the balance of the Term of this Lease or any of the goods and chattels of the Tenant located in the Premises, shall at any time be seized in execution or attachment, and such execution, attachment or similar process, action or proceeding is not set aside, vacated, discharged or abandoned within fifteen (15) days after commencement; or

(g)	the Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for dissolution or bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver or a trustee, receiver or receiver manager or agent or other like person shall be appointed for the business, property, affairs or revenues of the Tenant, and such execution, attachment or similar process, action or proceeding is not set aside, vacated, discharged or abandoned within fifteen (15) days after commencement; or

(h)	the Tenant fails to observe, perform and keep each and every one of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by the Tenant (other than payment of Rent) including, but not limited to, Sections 4.12., 8.8, 9.2, 9.8, 10.5, 20.1(c), 21.5 and Section 7 of Schedule “B”, and persists in such failure after ten (10) days’ notice by the Landlord requiring that the Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than ten (10) days to rectify, unless the Tenant commences rectification within ten (10) days’ notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach);
it shall be deemed an “Event of Default” and the Landlord shall have the rights and remedies set forth in this Article 20, all of which are cumulative and not alternatives and not to the exclusion of any other or additional rights and remedies in law or equity available to the Landlord by statute or otherwise. No such remedy shall be exclusive or dependent upon any other such remedy, but the Landlord may from time to time exercise any one or more of such remedies independently or in combination.

20.2.	Interest and Costs to Lease Space

The Tenant shall pay to the Landlord interest at a rate equal to five percent (5%) per annum over the prime rate charged by the Landlord’s principal banker to the Landlord, calculated and compounded monthly, upon all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. The Tenant shall indemnify the Landlord against all costs, charges (including legal fees) lawfully and reasonably incurred in enforcing payment thereof, and in obtaining possession of the

Premises after an Event of Default or upon expiration or earlier termination of the Term of this Lease, or in enforcing any covenant, provision or agreement of the Tenant herein contained in respect of which an Event of Default has occurred.
20.3.	Right of the Landlord to Perform Covenants

All covenants and agreements to be performed by the Tenant under any of the terms of this Lease shall be performed by the Tenant, at the Tenant’s sole cost and expense, and without abatement of Rent. If the Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue after notice from the Landlord in accordance with Section 20.1(h) for ten (10) days after such notice or any period after such notice allowed by Section 20.1(h), the Landlord may (but shall not be obligated so to do) perform such an act without waiving or releasing the Tenant from any of its obligations relative thereto, and in so doing to make any payments due or alleged to be due by the Tenant to the third parties and to enter upon the Premises to do any work or other things therein. All sums paid or costs incurred by the Landlord in so performing such acts under this Section 20.3, together with a fifteen percent (15%) administration fee shall be payable by the Tenant to the Landlord on demand and shall be recoverable by the Landlord as Rent.

20.4.	Right to Distrain

Upon the occurrence of an Event of Default, at the option of the Landlord, the following shall become fully and immediately due and payable by the Tenant and the Landlord may immediately distrain for the same, together with any arrears then unpaid:
(a)	the full amount of the current month’s and the next ensuing three (3) months’ installments of Base Rent; and

(b)	all expenses incurred by the Landlord in performing after an Event of Default any of the Tenant’s obligations under this Lease, re-entering and re-letting, collecting sums due or payable by the Tenant, effecting seizure and realizing upon assets seized (including brokerage, legal fees and disbursements), and the expense of keeping the Premises in good order, repairing the same and preparing them for re-letting.
Upon the occurrence of an Event of Default, the Landlord may seize and sell such goods, chattels and equipment of the Tenant whether within the Premises or removed therefrom and may apply the proceeds thereof to all Rent and other payments to which the Landlord is then entitled under this Lease, and the Tenant waives or renounces the benefit of any present or future law taking away or limiting the Landlord’s right of distress on the property of the Tenant. Any such sale may be effected in the discretion of the Landlord by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another, all as the Landlord in its entire discretion may decide. If any of the Tenant’s property is disposed of as provided in this Section 20.4, ten (10) days’ prior notice to the Tenant of disposition shall be deemed to be commercially reasonable.

20.5.	Right to Place Lien

If at any time there shall have occurred an Event of Default hereunder, the Landlord shall have a lien on all stock in trade and inventory of the Tenant located in the Premises as security against loss or damage resulting from any such default by the Tenant and such stock in trade and inventory shall not be removed from the Premises by the Tenant until such default is cured unless otherwise directed by the Landlord.

20.6.	Right to Terminate — General

Upon the occurrence of an Event of Default pursuant to Section 20.1, the Landlord has the right to terminate this Lease forthwith by leaving upon the Premises or by affixing to an entrance door to the Premises notice terminating the Lease and to immediately thereafter cease to furnish any services hereunder and enter into and upon the Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding. Upon the giving by the Landlord of a notice in writing, terminating this Lease under Section 20.6 or 20.7, this Lease and the Term shall terminate, Rent and any other payments for which the Tenant is liable under this Lease shall be computed, apportioned and paid in full to the date of such termination forthwith, and there shall immediately become due and payable those amounts payable pursuant to Section 20.11. Upon termination of this Lease and the Term, the Tenant shall immediately deliver up possession of the Premises to the Landlord, and the Landlord may forthwith re-enter and take possession of them.

20.7.	Right to Terminate — Accelerated Rent

The Landlord may terminate this Lease at its sole option if and whenever there is an Event of Default pursuant to Sections 20.1(e) to 20.1(h). In the event that this Lease is terminated pursuant to this Section 20.7 the Tenant shall, in addition to meeting all the requirements of Section 20.6 forthwith pay to the Landlord Rent for three (3) months next ensuing after the termination of this Lease as accelerated rent.

20.8.	Right to Re-enter

Upon the occurrence of an Event of Default pursuant to Section 20.1, the Landlord has the right to enter the Premises, with or without cancelling the Lease, as agent of the Tenant and as such agent to re-let them and to receive the rent therefor and as agent of the Tenant to take possession of any furniture or other property thereon and upon giving ten (10) days’ written notice to the Tenant to store the same at the expense and risk of the Tenant or to sell or otherwise dispose of the same at public or private sale without further notice and to apply the proceeds thereof and any rent derived from re-letting the Premises upon account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency if any.

20.9.	Waiver of Exemption and Redemption

Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of the Tenant’s goods, chattels or trade fixtures on the Premises at any time during the continuance of the Term shall be exempt from levy by distress for Rent in arrears where there is an Event of Default, and upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to levying upon any such goods as are named as exempted in any such statute, the Tenant hereby waiving all and every benefit that could or might have accrued to the Tenant under and by virtue of any such statute but for this Lease where there is an Event of Default. The Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of the Tenant being evicted or dispossessed for any cause, or in the event of the Landlord obtaining possession of the Premises, by reason of the occurrence of an Event of Default.
20.10.	Surrender

If and whenever the Landlord in consequence of an Event of Default is entitled to or does reenter, the Landlord may terminate this Lease by giving notice thereof, and in such event the Tenant shall forthwith vacate and surrender the Premises and shall surrender all keys for the Premises to the Landlord at the place then fixed for payment of Rent, and shall inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises.
20.11.	Payments

If in consequence of an Event of Default, the Landlord shall re-enter or this Lease shall be terminated hereunder, the Tenant shall pay to the Landlord on demand:
(a)	Rent up to the time of re-entry or termination, whichever shall be the earlier, plus accelerated rent as provided in Section 20.7 if that Section applies;

(b)	all expenses incurred by the Landlord in performing any of the Tenant’s obligations under this Lease, re-entering or terminating and re-letting, collecting sums due or payable by the Tenant, realizing upon assets seized, or otherwise exercising its rights and remedies under this Article 20 including, but not limited to, any tenant inducements or allowances, leasing commissions, legal fees (on a solicitor and own client basis) and all disbursements, and the expense of keeping the Premises in good order, repairing the same and preparing them for re-letting; and

(c)	as damages for the loss of income of the Landlord expected to be derived from the Premises, the amounts (if any) by which the Rent which would have been payable under this Lease exceeds the aggregate of any accelerated rent under Section 20.7 and any payments received by the Landlord from other tenants in the Premises, payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated, or at the election of the Landlord by notice to the Tenant at or after re-entry or termination, a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Premises for the same period, established by reference to the terms and conditions upon which the Landlord re-lets them if such re-Letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances, Rent and rental value being reduced to present worth at an assumed interest rate of ten percent (10%) on the basis of the Landlord’s estimates and assumptions of fact which shall govern unless shown to be erroneous.
ARTICLE 21
HAZARDOUS SUBSTANCES
21.1.	Tenant’s Covenants

The Tenant covenants and agrees that it will:
(a)	not bring or cause any Hazardous Substance to be brought onto the Lands or the Office Component or the Premises except in compliance with Environmental Law;

(b)	comply at all times and require all those for whom the Tenant is in law responsible to comply at all times with Environmental Law as it affects the Premises or its use of and activities on the Lands or the Office Component;

(c)	give notice to the Landlord of the presence at any time during the Term of any Hazardous Substance on the Premises (or the Lands or the Office Component if such substance is in the control of the Tenant) together with such information concerning such Hazardous Substance and its presence on the Premises or the Lands or the Office Component as the Landlord may require;

(d)	give notice to the Landlord of any occurrence which might give rise to a duty under Environmental Law by either the Tenant or the Landlord with respect to the presence of any Hazardous Substance on the Premises (or the Lands or the Office Component if the Hazardous Substance is in the control of the Tenant) including, without limitation, notice of any discharge, release, leak, spill or escape into the environment of any Hazardous Substance at, to or from the Premises (or the Lands or the Office Component if the Hazardous Substance is in the control of the Tenant);

(e)	at the Landlord’s request provide the Landlord with copies of all of the Tenant’s records with respect to the presence, storage, handling and disposal of Hazardous Substances on the Premises (or the Lands or the Office Component if the Hazardous Substance is in the control of the Tenant) including tank measurements, policies and procedures and evidence of compliance therewith;

(f)	in any case where the Tenant has given notice as to the presence of a Hazardous Substance at the Premises (or the Lands or the Office Component if the Hazardous Substance is in the control of the Tenant), or is required to give such notice, or where the Landlord has reasonable grounds to believe that any Hazardous Substance is going to be or has been brought to the Premises or the Lands or the Office Component by the Tenant or the Tenant’s Employees, to commission an environmental audit at the Tenant’s expense when required by the Landlord to do so;

(g)	comply with any investigative, remedial or precautionary measures required under Environmental Law or as reasonably required by the Landlord, be fully and completely liable to the Landlord for any and all investigation, clean up, remediation, restoration or monitoring costs or any costs incurred to comply with Environmental Law or any request by the Landlord that such measures be taken with respect to the Hazardous Substance brought onto the Lands by the Tenant or those for whom it is responsible for at law;

(h)	provide access to the Premises for the Landlord or its agents to conduct an environmental audit of the Premises, at the Tenant’s expense (if shown to be in default), at least two (2) months prior to the expiry of the Term of this Lease.
21.2.	Tenant’s Indemnity

The Tenant will indemnify, hold harmless and defend the Landlord, its respective directors, officers, agents, employees, invitees, representatives, successors and assigns (herein, collectively, the “Indemnified Parties”) from and against any and all losses, damages, expenses, claims, suits, costs and demands of whatsoever nature including, but not limited to any Environmental Claims, directly or indirectly incurred, sustained or suffered by or asserted against any one or more of the Indemnified Parties and resulting from damages or injuries, caused by or arising Out of any breach by the Tenant of these covenants, warranties and representations, including any default, act, omission, negligence in whole or in part, by those for whom in law the Tenant is responsible, except in all cases to the extent insured against or required to be insured against by the Landlord under this Lease to which the Tenant has contributed payment to as part of the Operating Expenses.
21.3.	Inquiries by the Landlord

The Tenant hereby authorizes the Landlord to make inquiries from time to time of any government or governmental agency with respect to the Tenant’s compliance with the Environmental Law at the Premises, and the Tenant covenants and agrees that the Tenant will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information. The Landlord or its agent may inspect the Premises from time to time without notice, in order to verify the Tenant’s compliance with the Environmental Law and the requirements of this Lease respecting Hazardous Substance. If the Landlord suspects that the Tenant is in breach of any of its covenants herein, the Landlord and its agent shall be entitled to conduct an environmental audit immediately, and the Tenant shall provide access to the Landlord and its agent for the purpose of conducting an environmental audit. Such environmental audit shall be at the Landlord’s expense, unless the Tenant is in default of the provisions of Section 21.1 hereof, in which case:
(a)	the Tenant shall be responsible and liable for the environmental audit and all costs associated therewith, and

(b)	the Tenant shall forthwith remedy any problems identified by the environmental audit, and shall ensure that it complies with all of its covenants herein.
Upon request by the Landlord from time to time, the Tenant shall provide to the Landlord a certificate executed by a senior officer of the Tenant certifying ongoing compliance by the Tenant with its covenants contained herein.
21.4.	Ownership of Hazardous Substances

If the Tenant shall bring or create upon the property of the Premises or the Lands any Hazardous Substance or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substance upon the Lands or the Premises then, notwithstanding any rule of law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation of the Hazardous Substance or the goods containing the Hazardous Substance to the Premises or the Lands and notwithstanding the expiry or earlier termination of this Lease.
21.5.	Landlord’s Remedies upon Default

Upon the occurrence of an Event of Default under this Article 21, subject to Section 20.1(h), in addition to the rights and remedies set forth elsewhere in this Lease, the Landlord shall be entitled to the following rights and remedies:
(a)	at the Landlord’s option, to terminate this Lease, and/or

(b)	to recover any and all damages associated with the material default, including without limitation, in addition to any rights reserved or available to the Landlord in respect of an early termination of this Lease, cleanup costs and charges, civil and criminal penalties and fees, loss of business and sales by the Landlord and other tenants of the Lands or the Office Component, any and all damages and claims asserted by third parties and the Landlord’s solicitors’ fees and costs.
ARTICLE 22
RIGHT OF RENEWAL
22.1.	First Renewal Term

If there is no subsisting Event of Default under Section 20.1 herein, and there has not been an Event of Default more than twice during the Term, the Landlord shall at the expiration of the Term, at the Tenant’s written request delivered to the Landlord in the manner provided in this Lease not later than twelve (12) months prior to the expiration of the Term, grant to the Tenant a renewal lease of the Premises for a further term of five (5) years (the “First Renewal Term”) from the expiration of the Term, upon all of the covenants, agreements, conditions, and provisos contained in this Lease except this covenant for renewal and any provisions for Landlord’s Work, any tenant improvement allowance, free rent, or inducements, of any kind, and except the Base Rent to be paid during the First Renewal Term.
22.2.	Second Renewal Term

The renewal lease for the First Renewal Term shall contain a further right of renewal for a term of five (5) years from the expiration of the First Renewal Term (the “Second Renewal Term”) in the same form and upon the same covenants, agreements, conditions, and provisos contained in this Lease, except for any further right of renewal and any provisions for Landlord’s Work, any tenant improvement allowance, free rent, or inducements, of any kind, and except that the time for the Tenant to give its written request to exercise its right to renew shall be not later than twelve (12) months prior to the expiration of the First Renewal Term, and except the Base Rent to be paid during the Second Renewal Term.
22.3.	Base Rent

The Base Rent for the First Renewal Term and the Second Renewal Term, as the case may be, shall be the then-fair market rent for the Premises, being the rent which would be paid for the Premises in their then-current condition (excluding only the value of the Leasehold Improvements and the Tenant’s Work and any other improvements installed at the cost of the Tenant) as between persons dealing in good faith and at arm’s length. if the Landlord and the Tenant have not mutually agreed on the amount of the Base Rent at least nine (9) months prior to the commencement of the First Renewal Term or the Second Renewal Term, as the case may be, then Base Rent for the applicable renewal term shall be decided by binding arbitration under Section 22.5. Until the Base Rent has been determined as provided herein, the Tenant shall pay the monthly Rent in effect immediately before the commencement of the applicable renewal term and upon the determination of the Base Rent the Landlord and the Tenant shall make the appropriate adjustments without interest.
22.4.	No Further Right of Renewal

The Landlord and the Tenant acknowledge and agree that, pursuant to Sections 22.1 and 22.2, the Tenant is given the option of renewing the Term only for two (2) renewal terms of five (5) years each, and at the expiration of the two (2) renewal terms there shall be no further right of renewal.
22.5.	Arbitrators

If under the provisions of Section 22.3 the Landlord and the Tenant have failed to agree as to the Base Rent payable for the Premises with respect to a renewal term by the date specified in Section 22.3, the determination of the Base Rent shall be referred to a board of three (3) arbitrators and the following shall apply:
(a)	one arbitrator shall be appointed by each of the Landlord and the Tenant and a third arbitrator shall be appointed in writing by the first two named arbitrators;

(b)	if the Landlord or the Tenant refuses or neglects to appoint an arbitrator within thirty (30) days after the other serves a written notice upon the party so refusing or neglecting to make that appointment, the arbitrator first appointed shall, at the request of the party appointing him or her, proceed to determine the rent as if he or she were a single arbitrator appointed by both the Landlord and the Tenant for the purpose;

(c)	if two (2) arbitrators are so appointed within the time prescribed and they do not agree within a period of ten (10) days from the date of appointment of the second arbitrator upon the appointment of the third arbitrator, then upon the application of either the Landlord or the Tenant, the third arbitrator shall be appointed by a Judge of the Supreme Court of British Columbia;

(d)	the determination made by the arbitrators or the majority of them or by the single arbitrator, as the case may be, shall be final and binding upon the Landlord and the Tenant, and their respective successors and assigns;

(e)	each party shall pay the fees and expenses of the arbitrator appointed by it and one-half of the fees and expenses of the single arbitrator if there is only one and the third arbitrator if there are three; and

(f)	the provisions of this Section 22.5 shall be deemed to be a submission to arbitration within the provisions of the Commercial Arbitration Act, R.S.B.C. 1996, c. 55, and any statutory modification or re-enactment thereof, provided that any limitation on the remuneration of the arbitrators imposed by that legislation shall not apply.
22.6.	Exercise of Rights of Renewal

The exercise of the rights of renewal are solely within the control of the Tenant, and nothing contained in this Lease obligates or requires the Landlord to remind the Tenant to exercise the rights of renewal. The Landlord’s acceptance of any future rent for either Renewal Term shall in no way be deemed a waiver of the Tenant’s requirement to give notice within the time limit set out in Sections 22.1 or 22.2 for renewing the Term or the First Renewal Term, as the case may be.

ARTICLE 23
MISCELLANEOUS
23.1.	Relationship of Parties

Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that the Landlord does not in any way or for any purpose become a partner of the Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with the Tenant.
23.2.	Applicable Law and Construction

This Lease shall be governed by and construed under the laws of the Province in which the Office Component is located and the parties attorn to the exclusive jurisdiction of the courts of such Province. The provisions of this Lease shall be construed as a whole according to their common meaning and not strictly for or against the Landlord or the Tenant. The words the Landlord and the Tenant shall include the plural as well as the singular. Time is of the essence of the Lease and each of its provisions. The captions of the Articles are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.
23.3.	Entire Agreement

There are no terms and conditions with respect to the Premises and the Office Component which at the date of execution of this Lease are additional or supplemental to those set out on the pages of this Lease, and in the Schedules which are attached hereto and which form part of this Lease. This Lease contains the entire agreement between the parties hereto with respect to the Premises and the Office Component. The Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty with respect to the Premises and the Office Component, except such as is set out in this Lease. Delivery of an unsigned copy of this Lease to the Tenant, notwithstanding insertion of all particulars in the Lease and presentation of any check or acceptance of any monies by the Landlord given by the Tenant as a deposit, does not constitute an offer by the Landlord, and no contractual or other legal right shall be created between the parties hereto until this Lease has been fully executed by both parties and delivery has been made of an executed copy of this Lease to the Tenant.
23.4.	Amendment or Modification

Unless otherwise specifically provided in the Lease, no amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.
23.5.	Construed Covenants and Severability

All of the provisions of the Lease are to be construed as covenants and agreements as though the word importing such covenants and agreements were used in each separate

Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.
23.6.	No Implied Surrender or Waiver

No provisions of this Lease shall be deemed to have been waived by a party unless such waiver is in writing signed by that party. A waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Failure of a party to insist upon strict performance of any of the covenants or conditions of this Lease or to exercise any right herein contained shall not be construed as a waiver or relinquishment for the future of any such covenant, condition or right. The Landlord’s receipt of Rent with a knowledge of a breach by the Tenant of any term or condition of the Lease shall not be deemed a waiver of such term or condition. No act or thing done by the Landlord, the Landlord’s Employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing and signed by the Landlord and the Tenant. The delivery of keys to any of the Landlord’s Employees shall not operate as a termination of the Lease or a surrender of the Premises. No payment by the Tenant, or receipt by the Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment as Rent, be deemed an accord and satisfaction, and the Landlord may accept such check or payment without prejudice to the Landlord’s right to recover the balance of such Rent or pursue any other remedy available to the Landlord.
23.7.	Liability Joint/Several

In the event there is more than one entity or person which or whom are parties constituting the Landlord or the Tenant under this Lease, the obligation imposed upon the Landlord or the Tenant, as the case may be, under this Lease shall be joint and several.
23.8.	Unavoidable Delay

Save and except for the obligations of the Tenant as set forth in this Lease to pay Base Rent, Occupancy Costs, increased rent or other monies to the Landlord and the Landlord’s obligations to provide quiet enjoyment to the Tenant, if either party shall fail to meet its obligations hereunder within the time prescribed and such failure shall be caused or materially contributed to by Force Majeure, such failure shall be deemed not to be a breach of the obligations of such party hereunder, and neither party shall be entitled to compensation from the other for any inconvenience, nuisance or discomfort thereby occasioned, provided that the party claiming Force Majeure shall use reasonable diligence to put itself in a position to carry out its obligations hereunder, and the time for performance of such obligations shall be extended by the length of time by which such performance is delayed by Force Majeure.

23.9.	Survival of Obligations

If either party is in default of any of its obligations under this Lease at the time this Lease expires or is terminated:
(a)	such party shall remain fully liable for the performance of such obligations; and

(b)	all of the other party’s rights and remedies in respect of such failure shall remain in full force and effect, all of which shall be deemed to have survived such expiration or termination of this Lease. Every indemnity, exclusion or release of liability and waiver of subrogation contained in this Lease or in any of the Tenant or the Landlord’s insurance policies shall survive the expiration or termination of this Lease.
23.10.	No Option

The submission of this Lease for examination does not constitute a reservation of or option to lease for the Premises and this Lease becomes effective as a lease only upon execution and delivery thereof by the Landlord and the Tenant and the execution and delivery to the Landlord by the Indemnifier, if any, of an indemnity agreement.
23.11.	References to Statutes

Any reference to a statute in this Lease includes a reference to all regulations made pursuant to such statute, all amendments made to such statute and regulations in force from time to time and to any statute or regulation which may be passed and which has the effect of supplementing or superseding such statute or regulations.
23.12.	Counterparts and Execution by Fax

This Lease may be executed by the parties in separate counterparts each of which when so executed and delivered to all of the parties shall be deemed to be and shall be read as a single Lease among the parties. In addition, execution of this Lease by any of the parties may be evidenced by way of a facsimile or other electronic transmission of such party’s signature (which signature may be by separate counterpart), or a photocopy of such facsimile or electronic transmission, and such facsimile or electronic signature, or photocopy of such facsimile or electronic signature, shall be deemed to constitute the original signature of such party to this Lease.
23.13.	No Contra Proferentem

This Agreement has been negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties by reason of the authorship of any of the provisions of this Agreement.

23.14.	Binding Effect

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and permitted assigns of the said parties. No rights, however, shall enure to the benefit of any Transferee of a party unless the Transfer to such Transferee has been effected in accordance with the provisions of this Lease.
IN WITNESS WHEREOF the Landlord and the Tenant have executed this Lease as of the day and year first above written.

PCI CROSS ROADS DEVELOPMENTS INC.

Per:	/s/ Andrew Grant
Authorized Signatory

President
Name & Title
I have the authority to bind the corporation

BROADWAY EQUITIES INC.

Per:	/s/ Robert J. Proud
Authorized Signatory

Executive Vice President and Secretary
Name & Title
I have the authority to bind the corporation

LULULEMON ATHLETICA INC.

Per:	/s/ Christopher Ng
Authorized Signatory

Name & Title
I/We have the authority to bind the corporation